Exhibit 10.63

STOCK PURCHASE AGREEMENT

by and between

GLOBAL POWER EQUIPMENT GROUP INC.

and

CHART LIFECYCLE, INC.

Dated as of

JANUARY 13, 2017

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF SHARES		12

2.1	Basic Transaction	12
2.2	Purchase Price; Payment at Closing	12
2.3	Pre-Closing Adjustment to the Purchase Price	12
2.4	Post-Closing Adjustment to the Purchase Price	13
2.5	Closing	15
2.6	Deliveries at Closing	15
2.7	Accounting Procedures	15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		16

3.1	Organization	16
3.2	Authorization of Transaction	16
3.3	Noncontravention	16
3.4	Brokers’ Fees	17
3.5	Ownership of Shares	17
3.6	Litigation	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		17

4.1	Organization	17
4.2	Authorization of Transaction	17
4.3	Noncontravention	17
4.4	Brokers’ Fees	18
4.5	Investment	18
4.6	Financial Ability to Perform	18
4.7	Litigation	18

ARTICLE V REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY AND THE OPERATING COMPANY		18

5.1	Organization, Qualification, Corporate Power and Authorization	18
5.2	Capitalization	19
5.3	Noncontravention	19
5.4	Brokers’ Fees	19
5.5	Real Property	19
5.6	Subsidiaries	21
5.7	Financial Statements	21
5.8	Absence of Certain Changes and Events	22
5.9	Legal Compliance	23
5.10	Permits	24
5.11	Undisclosed Liabilities	24
5.12	Environmental Matters	24
5.13	Taxes	26
5.14	Intellectual Property	27
5.15	Contracts	29
5.16	Insurance	31
5.17	Litigation	31
5.18	Labor and Employment Matters	31
5.19	Employee Benefits	32
5.20	Customers and Suppliers	34

i

5.21	Personal Property, Machinery, and Equipment; Sufficiency of Assets	35
5.22	Accounts Receivable; Accounts Payable; Inventory	35
5.23	Warranties; Product and Service Liability	36
5.24	Affiliate Transactions	37
5.25	Books and Records	37
5.26	Disclosure	37

ARTICLE VI COVENANTS AND AGREEMENTS		37

6.1	Cooperation	37
6.2	Expenses	38
6.3	No Public Announcement	38
6.4	Directors’ and Officers’ Indemnification and Insurance	38
6.5	Employment Matters	39
6.6	Preservation of Books and Records	40
6.7	Transfer Taxes	40
6.8	Further Assurances	41
6.9	Tax Matters	41
6.10	Restrictive Provisions	43
6.11	Release	45
6.12	Seller Confidential Information	45
6.13	Termination of Intercompany Accounts	46
6.14	Insurance Policies.	46
6.15	Accounts Receivable	48

ARTICLE VII CLOSING DELIVERIES		48

7.1	Closing Deliveries of Seller	48
7.2	Closing Deliveries of Buyer	50
7.3	Frustration of Closing Conditions	50

ARTICLE VIII INDEMNIFICATION		50

8.1	Survival of Representations, Warranties, and Covenants	50
8.2	Indemnification by Seller	51
8.3	Indemnification by Buyer	52
8.4	Matters Involving Third Party Claims	52
8.5	Matters not Involving Third Party Claims	53
8.6	Limitations on Indemnification	53
8.7	Exclusive Remedy; Waiver of Certain Damages	55
8.8	Mitigation	55
8.9	Adjustments to Purchase Price	55

ARTICLE IX INTENTIONALLY OMITTED		55

ARTICLE X MISCELLANEOUS		55

10.1	No Third Party Beneficiaries	55
10.2	Entire Agreement	56
10.3	Succession and Assignment	56
10.4	Counterparts; Signatures	56
10.5	Headings	56
10.6	Notices	56
10.7	Amendments and Waivers	57
10.8	Severability	57
10.9	Construction	57

10.10	Incorporation of Exhibits and Schedules	57
10.11	Specific Performance	57
10.12	Governing Law	58
10.13	Submission to Jurisdiction; Waiver of Jury Trial	58
10.14	Disclosure Schedule	58

EXHIBITS AND SCHEDULES

Exhibit A	Agreed Accounting Policies and Principles
Exhibit B	The Reference Statement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement

Disclosure Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) effective as of January 13, 2017 is entered into by and between Global Power Equipment Group Inc., a Delaware corporation (“Seller”), and Chart Lifecycle, Inc., a Delaware corporation (“Buyer”).  Each of Seller and Buyer is referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Hetsco Holdings, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares in return for cash.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreed Accounting Policies and Principles” means GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies, and methods (with consistent classifications, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied by the Company and the Operating Company in the preparation of the Financial Statements, subject in all respects to the principles, adjustments, notes, and assumptions set forth on Exhibit A.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 6.9(g).

“Base Amount” has the meaning set forth in Section 2.2(a).

“Base Working Capital” means Two Million Nine Hundred Thousand Dollars ($2,900,000) (U.S.).

“Business” means the business of providing (i) on site and shop repair, maintenance, safety and installation services for brazed-aluminum plate-fin heat exchangers used in all applications including industrial gas, natural gas processing, liquefied natural gas and petrochemical facilities; (ii) on site and shop repair, maintenance, safety and installation services for pressure vessels, (iii) on site and shop repair, maintenance, safety and installation services for steam methane reformers, (iv) any shop construction and fabrication services related to services provided, (v) related field construction and plant relocation services, and (vi) specialty welding, repairs and other services for the power generation industry, all as conducted by the Company (either directly or through the Operating Company) and/or the Operating Company on the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a U.S. federal or Delaware banking holiday.

“Buyer” has the meaning set forth in the preamble.

“Buyer Ancillary Agreements” has the meaning set forth in Section 4.2.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cap” has the meaning set forth in Section 8.6(a)(ii).

“Cash” means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, plus checks presented by the Company and/or Operating Company for deposit but not yet credited to deposit accounts determined in accordance with the Agreed Accounting Policies and Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim for Indemnification” means a written notice by Buyer to Seller or Seller to Buyer, as the case may be, asserting a claim under Article VIII delivered in accordance with Section 10.6.  Such notice shall provide, in reasonable detail, (i) a general description of the Losses that the Indemnified Party has suffered, or is reasonably likely to suffer, (ii) the dollar amount of such Losses (or an estimate thereof, if reasonably determinable), (iii) the breach of representation, warranty, covenant, or agreement set forth in this Agreement giving rise to such Losses, and (iv) the facts and circumstances underlying such asserted breach.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Indebtedness” means, without duplication, all Indebtedness, including any amounts due and payable by the Company or the Operating Company to the Seller or its Affiliates (other than the Company or the Operating Company) whether pursuant to contract or otherwise, as of the Closing Date; provided that any amount of Indebtedness taken into account in determining Working Capital shall not be taken into account in determining the Closing Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any:  (i) option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other right that requires a Person to issue or sell any Equity Interests or other interests of an Entity; (ii) other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any Equity Interests or other interests of an Entity; (iii) pre-emptive right granted under an Entity’s Organizational Documents; and

(iv) stock appreciation right, phantom stock, profit participation, or other similar right with respect to an Entity.

“Company” has the meaning set forth in the recitals.

“Company Indemnified Persons” has the meaning set forth in Section 6.4(a).

“Company Intellectual Property” has the meaning set forth in Section 5.14(a).

“Company IP Agreements” has the meaning set forth in Section 5.14(b).

“Company Transaction Expenses” means, without duplication and whether or not disclosed, all amounts due and payable (and not previously paid) by the Company and the Operating Company for all costs and expenses incurred by them in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby with respect to services provided by third party brokers, attorneys, accountants, or other representatives; it being understood that no Company Transaction Expenses shall be taken into account in determining Working Capital; it being further understood that the following are considered Company Transaction Expenses: (a) the amount of any unpaid director or management fees or expenses owed by the Company and the Operating Company related to the period of time prior to and including the Closing Date (whether accrued or unaccrued); (b) the amount of any obligations of the Company and the Operating Company consisting of transaction bonuses or other compensatory payments or payment obligations to Employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement; and (c) the amount of any change in control, phantom stock, severance payment or other similar obligations of the Company and the Operating Company that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement.

“Confidential Information” has the meaning set forth in Section 6.10(e).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 14, 2016, by and between TM Capital Corp. and Chart Industries Inc.

“Contract” means any contract, agreement, purchase and sales order, lease, license or other legally binding commitment, whether written or oral, to which the Company or the Operating Company is a party or by which any assets of the Company or the Operating Company is bound or is subject.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Current Assets” means, in respect of the Company and the Operating Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date, determined in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Current Liabilities” means, in respect of the Company and the Operating Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Reference Statement as of such date, determined in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Decree” means any injunction, judgment, order, decree, writ, stipulation, determination, award, or ruling entered by or with any applicable Governmental Authority.

“Deductible Amount” has the meaning set forth in Section 8.6(a)(i).

“Disclosure Schedule” has the meaning set forth in Article III.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Employee” means any individual who, as reflected in the payroll records of the Company and the Operating Company, is, as of a specified date, (i) employed by and rendering personal services for the Company or the Operating Company, (ii) receiving short-term or long-term disability benefits from the Company or the Operating Company under an Employee Benefit Plan, or (iii) on vacation or an approved leave of absence from his or her employment with the Company or the Operating Company.

“Employee Benefit Plans” has the meaning set forth in Section 5.19(a).

“Encumbrance” means, with respect to any asset, any mortgage, pledge, lien, encumbrance, easement, right of way, restriction, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or defect in title or restriction of any kind in respect of such asset.  For the avoidance of doubt, the term “Encumbrance” shall not include any license of any Intellectual Property.

“Entity” means a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, or other entity.

“Environment” means any soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground water, drinking water supply, stream sediments, ambient or indoor air, plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means all Laws, Decrees and Permits issued to the Company or the Operating Company relating to pollution, contamination, human health or safety, the Environment, natural resources or natural resource damages or to the presence, use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any Hazardous Substance.

“Equity Interest” means (i) with respect to a corporation, any share of its capital stock, (ii) with respect to a limited liability company, any of its units or other limited liability company interests, and (iii) any other direct equity ownership in an Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company and/or the Operating Company or (ii) which together with the Company and/or the Operating Company is treated as a single employer under Section 414(t) of the Code.

“Escrow Agent” means US Bank National Association.

“Escrow Agreement” means an escrow agreement by and among the Seller, the Escrow Agent and Buyer substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), together with all interest, dividends, and other income earned with respect thereto, less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement.

“Estimated Balance Sheet” means a good faith estimated balance sheet of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, which shall be prepared by Seller in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Estimated Cash” means the estimated aggregate amount of Cash of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, as set forth on the Estimated Balance Sheet.

“Estimated Change in Working Capital” means (i) the Estimated Working Capital minus (ii) the Base Working Capital.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Outstanding Checks” means the estimated aggregate amount of outstanding checks and other negotiable instruments of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, as set forth on the Estimated Balance Sheet.

“Estimated Purchase Price” means an amount equal to the Base Amount, as adjusted pursuant to Section 2.3.

“Estimated Working Capital” means the Working Capital of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, calculated based on the Estimated Balance Sheet.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Final Balance Sheet” means a balance sheet of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, which shall be prepared by Buyer in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Final Cash” means the aggregate amount of Cash of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, as set forth on the Final Balance Sheet.

“Final Change in Working Capital” means (i) the Final Working Capital minus (ii) the Base Working Capital.

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Final Outstanding Checks” means the aggregate amount of outstanding checks and other negotiable instruments of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, as set forth on the Final Balance Sheet.

“Final Purchase Price” means the Base Amount, as adjusted pursuant to Section 2.4(a).

“Final Working Capital” means the Working Capital of the Company and the Operating Company as of 11:59 p.m. on the Closing Date, calculated based on the Final Balance Sheet.

“Financial Statements” has the meaning set forth in Section 5.7.

“Flow of Funds Memo” has the meaning set forth in Section 7.1(m).

“Fraud Claims” means claims relating to intentional fraud.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hazardous Substance” means any chemical, substance, waste, material, pollutant or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any admixture or solution thereof, and specifically including petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); polychlorinated biphenyls; asbestos and asbestos containing materials (whether friable or non-friable); lead and lead-based paint or other lead containing materials; urea formaldehyde; liquid solvents or similar chemicals; radon gas; radioactive material or waste; and infectious waste, regardless of whether specifically listed or designated as a hazardous material, hazardous substance or hazardous waste under any Environmental Law.

“Indebtedness” means, as of any particular time, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees, premiums or amounts payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company and the Operating Company consisting of, without duplication:  (i) indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt security; (iii) obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which obligations a Person assures a creditor against loss; (iv) indebtedness secured by an Encumbrance on a Person’s assets or properties; (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vi) swap or derivative transactions, including the market value of any swap or derivative transaction and any amounts payable in connection therewith, whether reflecting fair value or other termination fees necessary to terminate the relevant transaction; and (vii) any guaranty with respect to any indebtedness, obligation, or liability of any other Person of a type described in clauses (i) through (vi) above; provided that Indebtedness shall not include the Current Liabilities, except to the extent said Current Liabilities are amounts payable to Seller or its Affiliates (other than the Company or the Operating Company) by the Company or the Operating Company pursuant to contract or otherwise.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Insurance Coverage Claim” has the meaning set forth in Section 6.14(d).

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (ii) internet domain names and web pages, trademarks, service marks, trade names, trade dress, brand names, slogans, logos and corporate names and business names, and all registrations and applications therefor, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered), copyright registrations and applications and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof (“Copyrights”), (iv) software, (v) all inventions, invention disclosures, trade secrets, know-how, and proprietary information (including ideas, formulas, compositions, and inventions whether patentable or unpatentable and whether or not reduced to practice), in each case, to the extent protectable by applicable Law or Decree (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Agreements” has the meaning set forth in Section 6.13.

“Inventories” has the meaning set forth in Section 5.22(c).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” means actual knowledge of W. Samuel Willard, Scott Gill, William Moultrie, Scott O’Donnell, Damien Vassall, Erin Gonzalez and Brian Payton after due and reasonable inquiry into the relevant matter including of such individual’s direct reports.

“Law” means any constitution, statute, treaty, code, ordinance, law, common law, rule or regulation of any applicable Governmental Authority.

“Liability Claim” has the meaning set forth in Section 5.23.

“Losses” has the meaning set forth in Section 8.2.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Made Available” means posted on the electronic data site hosted by Intralinks at least three (3) Business Days prior to the date hereof.

“Material Adverse Change” or “Material Adverse Effect” means a fact, condition, change, event, or occurrence that individually, or together with any other fact, condition, change, event or occurrence, has or would reasonably be expected to have a material adverse effect on the financial condition, business, or results of operations of the Company and the Operating Company, taken as a whole or would prevent, materially delay or materially impair the consummation of the transactions contemplated hereby; provided, however, that the term “Material Adverse Change” or “Material Adverse Effect” shall not include, alone or in combination, and no fact, condition, change, event, or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”:  (i) conditions generally affecting the industries in which the Company or the Operating Company operates, the U.S. economy or financial markets, or foreign markets or foreign economies or financial markets where the Company or the Operating Company has material operations; (ii) an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case, involving the U.S.; (iii) the public announcement or pendency of this Agreement or any transactions contemplated by this Agreement; (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement; (v) any changes in GAAP imposed upon the Company or the Operating Company or any changes in applicable Laws; or (vi) any failure by the Company or the Operating Company to meet any projections, forecasts, or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that any fact, condition, change, event, or occurrence (other than those set forth in clauses (i) through (vi) of this definition) that caused or contributed to such failure to meet projections, forecasts, or predictions may be taken into account in determining whether a “Material Adverse Change” or “Material Adverse Effect” has occurred; provided, further, that in each of the cases of clauses (i) and (ii) above, only to the extent any such fact, condition, change, event, or occurrence, either alone or in combination, does not have a materially disproportionate effect on the financial condition, business, or results of operations of Company and the Operating Company, taken as a whole, relative to other similar industry participants.

“Material Contracts” has the meaning set forth in Section 5.15(a).

“Material Personal Property” has the meaning set forth in Section 5.21.

“Most Recent Balance Sheet” has the meaning set forth in Section 5.7.

“Most Recent Financial Statements” has the meaning set forth in Section 5.7.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Neutral Auditor” has the meaning set forth in Section 2.4(b).

“New Plans” has the meaning set forth in Section 6.5(a).

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Operating Company” means Hetsco, Inc., a Delaware corporation.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the regular conduct thereof by the Company and the Operating Company.

“Organizational Documents” means (i) in the case of a corporation, the articles of incorporation or certificate of incorporation and code of regulations or bylaws of such corporation, (ii) in the case of a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement of such limited liability company, and (iii) in the case of any other Entity, the applicable organizational documents of such Entity, including, in each case, any amendments thereto.

“Party/Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Pay-Off Documents” has the meaning set forth Section 2.3(c).

“Permits” means written permits, consents, licenses, orders, certificates, registrations, approvals, and similar rights and authorizations issued by a Governmental Authority.

“Permitted Encumbrances” means any of the following:  (i) any liens for Taxes and assessments of Governmental Authorities not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with the Agreed Accounting Policies and Principles; (ii) any liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, or that are being contested in good faith by appropriate proceeding and for which appropriate reserves have been established in accordance with the Agreed Accounting Policies and Principles; (iii) subject to subsection (vii) hereof, any zoning, building code, land use, planning, zoning, entitlement, environmental or similar laws or regulations imposed by any Governmental Authority acceptable to Buyer; (iv) workers’ or unemployment compensation liens arising in the Ordinary Course of Business; (v) any liens disclosed on Section 1.1 of the Disclosure Schedule that will be discharged or released either prior to, or simultaneous with, the Closing and any other liens disclosed on Section 1.1 of the Disclosure Schedule; (vi) any liens created by Buyer or its Affiliates; and (vii) any such other Encumbrances that do not, individually or in the aggregate, materially impair the current use or value of any material property or assets (including any Real Property) of the Company or the Operating Company.

“Person” means an individual, an Entity, or a Governmental Authority.

“Post-Closing Taxable Periods” means all taxable periods (or portions thereof) beginning after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Taxable Periods” means all taxable periods (or portions thereof) ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Taxable Period.

“Pre-Closing Taxes” means all Taxes of the Company and the Operating Company for Pre-Closing Taxable Periods.

“Proceeding” means any action, cause of action, litigation, arbitration, mediation, suit, claim, dispute, demand, investigation, inquiry, audit, review, hearing, charge, notice of violation, citation, summons, subpoena, complaint, or other judicial or administrative proceeding, at law or in equity, including any before or by any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2.

“R&W Insurance Coverage Claim” has the meaning set forth in Section 6.14(a).

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy issued by Ambridge Partners LLC for the benefit of Buyer with a retention amount equal to the R&W Insurance Policy Retention Amount and a coverage limit equal to the R&W Insurance Policy Coverage Limit.

“R&W Insurance Policy Coverage Limit” means Five Million Dollars ($5,000,000).

“R&W Insurance Policy Retention Amount” means the “Retention” as that term is defined in the R&W Insurance Policy.

“RCRA” has the meaning set forth in the definition of “Disposal,” “Storage” and “Treatment.”

“Real Property” means the real property leased by the Company or the Operating Company under the Real Property Leases.

“Real Property Lease” has the meaning set forth in Section 5.5(b).

“Reference Statement” has the meaning set forth in Section 2.7.

“Related Person” has the meaning set forth in Section 5.24.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, threat of release, or other releasing of Hazardous Substances into the Environment, whether intentional or unintentional, known or unknown, and including all releases as defined under Environmental Law.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA and other comparable Laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Representatives” has the meaning set forth in Section 6.10(e).

“Restricted Person(s)” has the meaning set forth in Section 6.10(a).

“Sale Agreement” has the meaning set forth in the Disclosure Schedule.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.9(g).

“Section 338(h)(10) Forms” has the meaning set forth in Section 6.9(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Ancillary Agreements” has the meaning set forth in Section 3.2.

“Seller Confidential Information” has the meaning set forth in Section 6.12.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller’s Fundamental Representations and Warranties” has the meaning set forth in Section 8.1(a)(i).

“Seller’s GL Stack” has the meaning set forth in Section 6.14(b).

“Seller’s Taxes” has the meaning set forth in Section 6.9(b).

“Shares” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.9(a).

“Tail Policy” has the meaning set forth in Section 6.14(c).

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, profits, capital, net worth, payroll, employment, license, FICA, Unclaimed Property, occupation, windfall profits, capital stock, estimated, premium, environmental, custom, duty, excise, severance, stamp, franchise, withholding, social security (or similar), workers’ compensation, unemployment, disability, sales, use, value added, commercial activity, business and occupation, transfer, property, ad valorem, intangible or other tax assessment or charge of any kind whatsoever, including any interest, penalty (including any penalty for failure to file a Tax Return), or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract (whether written or oral), assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Benefit” means, in respect of any Post-Closing Taxable Period, any tax savings actually realized, specifically (i) in the case of a separate U.S. federal, state, local, or non-U.S. Tax Return, the amount by which the tax liability of Buyer, the Company, or the Operating Company to the appropriate Governmental Authority is actually reduced (including by Tax refund), and (ii) in the case of any consolidated U.S. federal income Tax Return or similar state, local, or non-U.S. Tax Return, the amount by which the tax liability of the affiliated group of companies (of which the Buyer, the Company, and/or the Operating Company are included) to the appropriate Governmental Authority is actually reduced (including by Tax refund).

“Tax Contest” has the meaning set forth in Section 6.9(h).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 6.10(a).

“Third Party Claim” means any Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” has the meaning set forth in Section 6.7.

“Transition Services Agreement” means a transition services agreement by and between Seller and Buyer substantially in the form attached hereto as Exhibit D.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“Unclaimed Property” means property that has gone unclaimed or abandoned by the rightful owner (including, without limitation, any uncashed dividend or payroll checks, customer deposit, customer overpayment, credit or refund, supplier payment or other tangible or intangible asset held by the Company), which property is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed or abandoned property or funds.

“Uncollected AR” has the meaning set forth in Section 6.15.

“WARN Act” has the meaning set forth in Section 5.18(e).

“Working Capital” means, for any specified date, an amount (which may be a positive or negative number) equal to (i) the total Current Assets of the Company and the Operating Company as of such specified date minus (ii) the total Current Liabilities of the Company and the Operating Company as of such specified date.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1                               Basic Transaction.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer free and clear of all Encumbrances, all of Seller’s right, title and interest in and to all of the Shares for the consideration specified in this Article II.

2.2                               Purchase Price; Payment at Closing.  In consideration for the Shares purchased pursuant to this Article II, Buyer shall pay, in accordance with the terms of this Article II:

(a)                                 Twenty Two Million Seventy Seven Thousand Five Hundred Dollars ($22,077,500 U.S.) (the “Base Amount”),

(b)                                 plus the amount of Final Cash,

(c)                                  minus the amount of Final Outstanding Checks, Closing Indebtedness and Company Transaction Expenses, and

(d)                                 plus (if positive) or minus (if negative) an amount equal to the Final Change in Working Capital.

The Base Amount will be adjusted pursuant to the terms of this Agreement, including Sections 2.3 and 2.4 (as so adjusted, the “Purchase Price”).  At Closing, Buyer shall (i) pay to Seller an amount equal to the Estimated Purchase Price less the Escrow Amount, by wire transfer of immediately available funds, in accordance with the instructions provided by Seller no later than two (2) Business Days prior to the Closing, (ii) deliver the Escrow Amount to the Escrow Agent to be held pursuant to the Escrow Agreement, by wire transfer of immediately available funds, in accordance with the instructions provided by the Escrow Agent no later than two (2) Business Days prior to the Closing, and (iii) on behalf of the Company and the Operating Company, pay or cause to be paid the Closing Indebtedness and the Company Transaction Expenses as described in the Estimated Closing Statement.

2.3                               Pre-Closing Adjustment to the Purchase Price.  No later than two (2) Business Days prior to the Closing, Seller shall deliver to Buyer in good faith (and based on the Pay-Off Documents) the Estimated Balance Sheet and a written statement (the “Estimated Closing Statement”) setting forth the estimated Closing Indebtedness, the estimated Company Transaction Expenses, the Estimated Cash, the Estimated Change in Working Capital, the Estimated Outstanding Checks, and the calculation of such amounts.  The Estimated Closing Statement shall be used to determine the Estimated Purchase Price, by adjusting the Base Amount payable to Seller as follows:

(a)                                 the Base Amount shall be increased on a dollar-for-dollar basis by the following:

(i)                                     an amount equal to the Estimated Change in Working Capital, if such amount is positive; and

(ii)                                  an amount equal to the Estimated Cash; and

(b)                                 the Base Amount shall be decreased on a dollar-for-dollar basis by the following:

(i)                                     an amount equal to the Estimated Change in Working Capital, if such amount is negative; and

(ii)                                  an amount equal to the Estimated Outstanding Checks, the estimated Closing Indebtedness and the estimated Company Transaction Expenses.

(c)                                  Prior to Closing and prior to delivery of the Estimated Closing Statement, Seller shall deliver to Buyer (i) invoices for the Company Transaction Expenses and (ii) payoff letters relating to the Indebtedness of the Company and the Operating Company in a form reasonably satisfactory to Buyer (collectively, the “Pay-Off Documents”), which Pay-Off Documents shall (a) provide that, upon payment of a specified amount, all agreements, including pledges, mortgages and security interests evidencing such Indebtedness shall terminate, without any continuing liability of the Company or the Operating Company thereunder, (b) include appropriate evidence of such termination, cancellation or repayment (including UCC-3 termination statements and payoff letters in a form satisfactory to Buyer) and release and reconvey to the Company or Operating Company, as the case may be, any intellectual property rights previously conveyed to the lenders of the Company or the Operating Company to secure repayment of such Indebtedness, and (c) cause the redelivery of all stock certificates of the Company held pursuant to any terminated stock pledge agreements.

2.4                               Post-Closing Adjustment to the Purchase Price.

(a)                                 No later than seventy five (75) days following the Closing Date, Buyer shall prepare and deliver to Seller the Final Balance Sheet and a written statement (such statement, as it may be adjusted pursuant to this Section 2.4, the “Final Closing Statement”) setting forth the Final Cash, the Final Change in Working Capital, the Final Outstanding Checks, the Closing Indebtedness and the Company Transaction Expenses, each as of 11:59 p.m. on the Closing Date and the calculation of such amounts.  The Final Closing Statement shall be used to determine the “Final Purchase Price”, by adjusting the Base Amount (without application of any adjustments to the Base Amount pursuant to Section 2.3) as follows:

(i)                                     the Base Amount shall be increased on a dollar-for-dollar basis by the following:

(A)                               an amount equal to the Final Change in Working Capital, if such amount is positive; and

(B)                               an amount equal to the Final Cash; and

(ii)                                  the Base Amount shall be decreased on a dollar-for-dollar basis by the following:

(A)                               an amount equal to the Final Change in Working Capital, if such amount is negative; and

(B)                               an amount equal to the Final Outstanding Checks, the Closing Indebtedness and the Company Transaction Expenses.

(b)                                 Within thirty (30) days following delivery of the Final Balance Sheet and the Final Closing Statement to Seller, Seller shall notify Buyer (i) that Seller accepts the Final Balance Sheet and the Final Closing Statement or (ii) that Seller objects (an “Objection Notice”) to an item or items reflected thereon.  Such Objection Notice, if any, shall set forth Seller’s objections to the Final Balance Sheet and the Final Closing Statement in reasonable detail.  If Buyer and Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of the Objection Notice, such disputed issues will be submitted for resolution to the Chicago office of PriceWaterhouseCoopers LLP (the “Neutral Auditor”).  The Neutral Auditor shall be engaged within forty-five (45) days after delivery of the Objection Notice.  If either Party fails to take action with respect to any matter referred to in the previous sentences of this Section 2.4(b), then the other Party may engage the Neutral Auditor on behalf of both Parties.  The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate, and shall permit each of Buyer and Seller to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents, and written presentations from Buyer and Seller to be completely submitted within thirty (30) days after the Neutral Auditor has been engaged.  Within thirty (30) days after the date required for submission of such facts, documents, and written presentations, and regardless of whether such submissions shall have been made, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, which shall accept (x) either Buyer’s or Seller’s position on each disputed matter set forth in the Objection Notice or (y) the stipulated position of Buyer and Seller with respect to any matter that prior to such stipulation was disputed.  The costs and expenses of the Neutral Auditor shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all disputed matters taken together to (B) the final decision of the Neutral Auditor on all disputed matters taken together.  For purposes of the immediately preceding sentence, the “disputed matters” shall be all matters raised in the Objection Notice, and the “position asserted” by each of Buyer and Seller shall be determined by reference to their respective written presentations submitted to the Neutral Auditor pursuant to this Section 2.4(b).  The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(c)                                  As used in this Agreement, “Final Adjustment Amount” means, (i) if Seller fails to deliver an Objection Notice or accepts the Final Balance Sheet and the Final Closing Statement in accordance with Section 2.4(b), then an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price, calculated in accordance with the Final Closing Statement (without adjustment), minus (y) the Estimated Purchase Price, or (ii) if the amount of the Final Purchase Price is resolved by Buyer and Seller or by submission of any disputed matters to the Neutral Auditor in accordance with Section 2.4(b), then an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price, as so resolved, minus (y) the Estimated Purchase Price.  If the Final Adjustment Amount is a positive number, then Buyer shall promptly, but in any event within five (5) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b), pay to Seller an amount equal to the Final Adjustment Amount.  If the Final Adjustment Amount is a negative number, then Seller shall promptly, but in any event within five (5) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b), pay to Buyer an amount equal to the Final Adjustment Amount (or, at Buyer’s or Seller’s option, such payment may be made by way of a disbursement from the Escrow Amount).  All amounts to be paid pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds to such bank account as the receiving Party shall specify within three (3) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b).

(d)                                 Except for the costs and expenses of the Neutral Auditor as set forth in Section 2.4(b), each of Buyer and Seller shall bear its own expenses incurred in connection with the preparation and review of the Final Balance Sheet and the Final Closing Statement and any dispute related thereto.  For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to this Section 2.4 or pursuant to Article VIII, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Law.

2.5                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson Hine LLP in Cleveland, Ohio at 9:00 a.m., local time, on the later of (i) January 13, 2017 and (ii) the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”).  The transfers and deliveries described in Article VII shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article VII shall also have occurred or been waived in writing by the Party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date.

2.6                               Deliveries at Closing.  At Closing:  (a) Seller will deliver to Buyer the stock certificates representing the Shares, together with duly executed stock powers with respect to the Shares, a certificate, dated as of the Closing Date, setting forth, pursuant to Treasury Regulations Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445 of the Code, an IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the Company and the Operating Company, duly executed by the Seller and any other analogous or corresponding form requested by Buyer and required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election, and the various certificates, documents, and instruments referred to in Section 7.1; (b) Buyer will deliver to Seller an amount equal to the Estimated Purchase Price less the Escrow Amount and the various certificates, documents, and instruments referred to in Section 7.2, (c) Buyer will deliver to the Escrow Agent the Escrow Amount, and (d) on behalf of the Company and the Operating Company, Buyer will pay or cause to be paid the Closing Indebtedness and the Company Transaction Expenses as described in the Estimated Closing Statement.

2.7                               Accounting Procedures.  Exhibit B (the “Reference Statement”) sets forth (i) the various line items used (or to be used) in, and illustrating as of the date of the Most Recent Financial Statements, the calculation of (A) Current Assets, (B) Current Liabilities, and (C) Working Capital, in each case, prepared and calculated for the Company and the Operating Company in accordance with this Agreement and the Agreed Accounting Policies and Principles, and (ii) for illustration purposes only, the balances reported by the Operating Company for each such line item as of October 30, 2016.  Each of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet, and the Final Closing Statement, and all determinations and calculations by any Person (including the Neutral Auditor) of Current Assets, Current Liabilities, and Working Capital, shall be prepared and calculated solely in accordance with the manner of calculation and determination shown on the Reference Statement using the same line items, accounting principles, practices, procedures, policies, and methods (with consistent classifications, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied in preparing the Reference Statement; provided, however, that such calculations and determinations:  (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision, or event occurring on or after the Closing; (iii) shall adhere to the defined terms contained in this Agreement whether or not the definitions thereof are consistent with GAAP; and (iv) shall calculate any reserves, accruals, or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.  Each of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet, and the Final Closing Statement shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date that the Reference Statement was prepared; provided that any such changes in GAAP shall be provided to Buyer in writing after the date of the Reference Statement and before delivery of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet, and the Final Closing Statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct as of the date of this Agreement, except as set forth in the applicable referenced disclosure schedule delivered by Seller to Buyer on the date of this Agreement (the “Disclosure Schedule”).

3.1                               Organization.  Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

3.2                               Authorization of Transaction.  Seller (a) has all requisite right, power and authority to execute and deliver this Agreement and each other agreement, instrument and document to be executed and delivered by Seller in connection herewith (collectively, the “Seller Ancillary Agreements”), to perform its obligations under this Agreement and each Seller Ancillary Agreement, and to consummate the transactions contemplated hereby, and (b) the execution and delivery by Seller of this Agreement and each Seller Ancillary Agreement, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all corporate action on the part of Seller.  This Agreement and each Seller Ancillary Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution, and delivery by Buyer, this Agreement and each Seller Ancillary Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity.

3.3                               Noncontravention.  Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution, the delivery, or the performance of this Agreement or any Seller Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or result in a violation of any Law, Permit or Decree to which Seller is subject, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of Seller, or (c) conflict with, result in a violation or breach of, result in the creation of any Encumbrance upon the Shares (except for any Encumbrances created by Buyer or its Affiliates), constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any Contract to which Seller is a party or by which it is bound or to which any of its assets is subject.  Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

3.4                               Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Seller Ancillary Agreement for which Buyer, the Company, or the Operating Company could become liable or obligated.

3.5                               Ownership of Shares.  Seller holds of record and owns beneficially and has good and marketable title to all of the Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws).  Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire good and valid title to all of the Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws).  Seller is not a party to any option, warrant, purchase right, Commitment, or agreement (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of the Shares.  Seller is not a party to any voting trust, proxy, or other agreement with respect to the voting of any of the Shares.

3.6                               Litigation.  There is no Decree or Proceeding pending or, to the Knowledge of Seller, threatened against or by Seller that challenges or seeks to prevent, enjoin, alter, or materially delay any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement, which would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or any Seller Ancillary Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement or any Seller Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct as of the date of this Agreement.

4.1                               Organization.  Buyer is duly organized, validly existing, and in good standing under the Laws of Delaware.

4.2                               Authorization of Transaction.  Buyer (a) has the requisite right, power and authority to execute and deliver this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer in connection herewith (collectively, the “Buyer Ancillary Agreements”), to perform its obligations under this Agreement and each Buyer Ancillary Agreement, and to consummate the transactions contemplated hereby and thereby, and (b) the execution and delivery by Buyer of this Agreement and each Buyer Ancillary Agreement, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and each Buyer Ancillary Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, this Agreement and each Buyer Ancillary Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity.

4.3                               Noncontravention.  Neither the execution, the delivery, or the performance of this Agreement or any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or result in a violation of any Law, Permit or Decree to which Buyer is subject, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of Buyer, or (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any Buyer Ancillary Agreement.

4.4                               Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Buyer Ancillary Agreement for which Seller could become liable or obligated.

4.5                               Investment.  Buyer:  (a) has sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Shares; (b) understands that the purchase of the Shares involves certain business and other risks; (c) is financially able to bear the risks of purchasing the Shares; (d) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (e) understands that the Shares have not been registered under the Securities Act or the applicable securities or Blue Sky Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or qualified under such Blue Sky Laws or is exempt from such registration or qualification; (f) is an “accredited investor” as defined in Rule 501(a) under the Securities Act; and (g) understands that the exemptions from registration under the Securities Act relied upon by Seller in connection with the transactions contemplated by this Agreement are based in part on the fact that Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Buyer has conducted its own independent investigation, review and analysis of the Company and the Operating Company.

4.6                               Financial Ability to Perform.  Buyer has, and will have as of the Closing, available cash funds, credit facilities, or other sources of immediately available funds sufficient to pay the full Purchase Price to Seller in accordance with this Agreement and to consummate the transactions contemplated by this Agreement.  Buyer’s obligations to consummate the transactions contemplated by this Agreement are not subject to any financing condition.

4.7                               Litigation.  There is no Decree or Proceeding pending or, to the knowledge of Buyer, threatened against or by Buyer that challenges or seeks to prevent, enjoin, alter, or materially delay any of the transactions contemplated by this Agreement or any Buyer Ancillary Agreement, which would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or any Buyer Ancillary Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement or any Buyer Ancillary Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY AND THE OPERATING COMPANY

Seller represents and warrants to Buyer that the statements contained in this Article V are, except as set forth in the applicable referenced Disclosure Schedule, (a) correct as of the date of this Agreement or (b) to the extent made as of or with respect to a specific date, correct as of such date.

5.1                               Organization, Qualification, Corporate Power and Authorization.  Each of the Company and the Operating Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization.  Each of the Company and the Operating Company is licensed or qualified to do business and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or used by it or the nature of its activities makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and the Operating Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own, lease, and use the properties owned, leased, and used by it.  Section 5.1 of the Disclosure Schedule sets forth a true and complete list of (a) all jurisdictions in which the Company and the Operating Company is qualified or licensed to do business as a foreign corporation, (b) all directors and officers of each of the Company and the Operating Company, (c) all bank, payroll and securities brokerage accounts of each of the Company and the Operating Company and all authorized signers for each such account, and (d) all powers of attorney granted by the Company or the Operating Company to any third party that are currently in effect.  All necessary corporate action on the part of the Company and the Operating Company with respect to the consummation of the transactions contemplated hereby has been taken.  The Seller has provided to Buyer a true, complete and correct copy of the Organizational Documents of the Company and the Operating Company, each as currently in effect and reflecting any and all amendments thereto.  The Organizational Documents of the Company and the Operating Company are in full force and effect, and neither the Company nor the Operating Company is in violation of any provision thereof.

5.2                               Capitalization.  Section 5.2 of the Disclosure Schedule sets forth (a) the number of authorized shares for each class of the Company’s capital stock and (b) the number of issued and outstanding shares of each class of the Company’s capital stock, all of which have been duly authorized and are validly issued, fully paid, and non-assessable and constitute the Shares.  The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable Laws.  None of the Shares were issued in violation of any agreement or Commitment to which the Company is a party or is subject or in violation of any preemptive or similar rights of any Person.  There are no outstanding Commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any of its Equity Interests or other interests in the Company.  There are no voting trusts, proxies, or other agreements with respect to the voting or transfer of the Shares.

5.3                               Noncontravention.  Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution, the delivery, or the performance of this Agreement or any Seller Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or result in a violation or breach of any Law, Permit or Decree to which the Company or the Operating Company is subject, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Company or the Operating Company, (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any Contract to which the Company or the Operating Company is a party, or (d) result in the imposition of an Encumbrance on the Shares (except for any Encumbrances created by Buyer or its Affiliates) or any of the assets of the Company or the Operating Company.  Neither the Company nor the Operating Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

5.4                               Brokers’ Fees.  Neither the Company nor the Operating Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5                               Real Property.

(a)                                 Section 5.5(a)(i) of the Disclosure Schedule sets forth the street address and legal description of each parcel of Real Property.  The Company or the Operating Company, as applicable, has a valid and subsisting leasehold interest in, all Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.  Neither the Company nor the Operating Company has leased, subleased, licensed, assigned, or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.  Except as set forth in Section 5.5(a)(i) of the Disclosure Schedule, neither the Company nor the Operating Company has pledged, mortgaged, or otherwise granted an Encumbrance on its interest in any Real Property. The Real Property constitutes all real property used and necessary for the operation of the Business as currently conducted.  Section 5.5(a)(ii) of the Disclosure Schedule sets forth any Real Property formerly owned or leased by the Company or the Operating Company in the last five (5) years.

(b)                                 Section 5.5(b) of the Disclosure Schedule contains a list of each real property lease to which the Company or the Operating Company is a party (each, a “Real Property Lease”).  Each Real Property Lease is valid, binding, and enforceable and in full force and effect, and no rent payment, required deposits additional rents or other charge payable thereunder by the Company or the Operating Company is past due.  Neither the Company nor the Operating Company is in default under any Real Property Lease, nor, to the Knowledge of Seller, is any lessor of such Real Property Lease in default thereunder, and no action has been taken or omitted by the Company or the Operating Company and, to the Knowledge of Seller, no other act, occurrence or event has occurred or condition exists (including the transactions contemplated by this Agreement), that constitutes, or after notice or lapse of time or both, would constitute, a default under any Real Property Lease by any party.  The Company and the Operating Company have not received any written notice alleging that it is in default under any Real Property Lease and the Company and Operating Company have not received any written notice that the owner of the real property subject to the applicable Real Property Lease has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder.  The Real Property Leases provided to Buyer are true and correct copies of all of the leases and rental agreements, together with all amendments thereto, to which the Company and/or the Operating Company is a party, and no Real Property Lease has been amended, modified or terminated other than amendments or modifications provided to Buyer.

(c)                                  The Real Property and the buildings, fixtures, improvements, and heating, cooling, electrical, and plumbing systems located thereon are in good operating condition and repair, ordinary wear and tear excepted.  Since December 31, 2013, neither the Company nor the Operating Company has received any written notice of nor are there any (i) existing material violations of Laws, including, without limitation, building codes and/or zoning ordinances, affecting the Real Property, (ii) existing, pending, or threatened condemnation, requisition or taking proceedings affecting the Real Property, or (iii) material existing, pending, or threatened zoning, building code, or other moratorium proceedings, or (iv) to the Knowledge of Seller, public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Real Property and neither Company nor Operating Company have been notified in writing of future improvements by any public authority, any part of the cost of which would be asserted against the Company or Operating Company.  Except as set forth in Section 5.5(c) of the Disclosure Schedule, no construction activities in excess of $50,000 have occurred with respect to the Real Property within the past one (1) year period, and any amounts owed by the Company or the Operating Company with respect to any construction activities completed before such one (1) year period have been paid in full.

(d)                                 Except as set forth in Section 5.5(d) of the Disclosure Schedule, to the Knowledge of Seller, no Real Property is subject to any unrecorded options, purchase or sale contracts, leases, subleases, licenses or rights of occupancy or other agreements not otherwise identified in this Agreement.

(e)                                  None of the buildings, structures or improvements situated on the Real Property, during the period of time during which such Real Property has been leased or owned by the applicable Company or Operating Company, has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored.  To the Knowledge of Seller, each of the buildings, structures and improvements situated on the Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements and the zoning of each parcel of Real Property permits existing improvements and uses.

(f)                                   All utilities servicing the Real Property are publicly provided and maintained and such utilities are separately metered within each Real Property.  All of the driveways, parking areas, and loading docks located at the Real Property are not shared with any third parties nor subject to any easements or common use agreements, other than Permitted Encumbrances.  To the Knowledge of Seller, all of the streets, roads and avenues adjoining or adjacent to the Real Property are publicly owned and maintained without assessment or charge to the Company or Operating Company.

5.6                               Subsidiaries.  Section 5.6 of the Disclosure Schedule sets forth for the Operating Company:  (a) its jurisdiction of incorporation; (b) the number of authorized shares for each class of its capital stock; and (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder.  All of the issued and outstanding shares of capital stock of the Operating Company have been duly authorized and are validly issued, fully paid, and non-assessable.  The Operating Company is a wholly-owned subsidiary of the Company.  Other than with respect to the Company’s ownership of the outstanding capital stock of the Operating Company, neither the Company nor the Operating Company owns or has any right to acquire any Equity Interests or other interest in any Person.  There are no outstanding Commitments that would require the Operating Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other interests in the Operating Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of the capital stock of the Operating Company.

5.7                               Financial Statements.  Section 5.7 of the Disclosure Schedule sets forth true and complete copies of the following financial statements:  (a) unaudited balance sheets and statements of income and cash flow for the Company and the Operating Company as of and for the years ended December 31, 2014 and 2015 (the “Financial Statements”); and (b) an unaudited balance sheet (the “Most Recent Balance Sheet”) and statements of income and cash flow for the Company and the Operating Company (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”) as of and for the 10 months ended October 30, 2016.  The Financial Statements present fairly, in all material respects, the financial position and results of operation and cash flows of the Company and the Operating Company as of the dates and for the periods covered thereby and have been prepared in accordance with the Agreed Accounting Policies and Principles, applied on a consistent basis throughout the periods covered thereby, subject to the absence of notes.  The Most Recent Financial Statements present fairly, in all material respects, the financial position and results of operation and cash flows of the Company and the Operating Company as of the date and for the period covered thereby and have been prepared in accordance with the Agreed Accounting Policies and Principles, applied on a consistent basis throughout the period covered thereby, subject to normal and recurring quarter-end and year-end adjustments the effect of which will not be materially adverse and the absence of notes.  The Financial Statements and the Most Recent Financial Statements are based on the books and records of the Company and the Operating Company, which books and records are true and complete in all material respects.

5.8                               Absence of Certain Changes and Events.  Except as set forth in Section 5.8 of the Disclosure Schedule, from December 31, 2015 to the date of this Agreement, the business and operations of the Company and the Operating Company has been conducted in the Ordinary Course of Business in all material respects.  Without limiting the generality of the immediately preceding sentence, from December 31, 2015 to the date of this Agreement, except as set forth in Section 5.8 of the Disclosure Schedule, neither the Company nor the Operating Company has:

(a)                                 had any fact, event, development or circumstance that constitutes or is reasonably likely to result in a Material Adverse Change;

(b)                                 amended its Organizational Documents;

(c)                                  issued, sold, or otherwise disposed of any of its Equity Interests or granted any Commitments;

(d)                                 effected any recapitalization, reclassification, stock split, or like change in its capitalization;

(e)                                  declared or paid any dividends or distributions on or in respect of any of its Equity Interests or redeemed, purchased, or acquired any of its Equity Interests;

(f)                                   had any Encumbrance imposed upon any of its Equity Interests or had any Encumbrances (other than Permitted Encumbrances) imposed upon any of its assets or properties or discharged or satisfied any Encumbrance, or paid any obligation or liability, except in the Ordinary Course of Business;

(g)                                  adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution;

(h)                                 incurred any Indebtedness other than (i) drawings under existing lines of credit or under new working capital or revolving lines of credit or (ii) unsecured current obligations incurred in the Ordinary Course of Business or assumed, gave a guaranty or endorsed the indebtedness of any other Person, or canceled any debt owed to any of them or released any claim possessed by any of them, other than in the Ordinary Course of Business;

(i)                                     sold, assigned, leased, or transferred any of its tangible assets having a value in excess of $50,000 other than sales of inventory in the Ordinary Course of Business;

(j)                                    sold, assigned, licensed-out or transferred-out any Intellectual Property or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)                                 purchased, leased, or acquired the right to own, lease, or use any assets or properties having a value in excess of $50,000, except for purchases of supplies in the Ordinary Course of Business;

(l)                                     made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

(m)                             incurred any damage, destruction, theft or loss (whether or not covered by insurance) to its assets or properties with value in excess of $50,000;

(n)                                 made any capital investment in, any loan to, or any acquisition (whether by merger, consolidation, purchase of a substantial portion of assets or securities, or any other manner) of, any other business or Person (or series of related capital investments, loans, or acquisitions);

(o)                                 granted any increase in the base compensation of or bonuses payable to any of its directors, officers, or employees, made any change in severance terms for any of its directors, officers or employees, in each case, outside the Ordinary Course of Business, or adopted, amended or terminated any Employee Benefit Plan, program or arrangement, or entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of their respective directors, officers, employees, independent contractors, consultants or stockholders;

(p)                                 (i) made any material change in its Tax reporting or accounting methods, principles, or practices for financial accounting (except for those changes required to comply with the Agreed Accounting Policies and Principles or applicable Law), including practices with respect to (y) depreciation or amortization polices or rates or (z) the payment of accounts payable or the collection of accounts receivable; and (ii) neither the Company nor the Operating Company has taken any actions which have accelerated sales into periods prior to the Closing that would otherwise reasonably be expected to occur following the Closing;

(q)                                 entered into any Material Contract;

(r)                                    amended, modified, terminated, or cancelled any Material Contract or had any Material Contract amended, modified, terminated, or cancelled;

(s)                                   amended, modified, terminated, or cancelled any lease of Real Property or granted or suffered any Encumbrance affecting the Real Property, other than Permitted Encumbrances;

(t)                                    entered into any Contract with any Affiliate;

(u)                                 made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any employee, director or officer of the Company or the Operating Company, except with respect to payments and reimbursement of fees and expenses of employees, directors and officers of the Company or the Operating Company in the Ordinary Course of Business;

(v)                                 instituted or settled any action, claim, suit or Proceeding that involved stated claims of more than $25,000 or became aware of any action, claim, suit or Proceeding related to any transaction that it was involved in; or

(w)                               agreed to do any of the foregoing.

5.9                               Legal Compliance.  Except as set forth in Section 5.9 of the Disclosure Schedule, the Company and the Operating Company are in compliance, in all material respects, with all applicable Laws and Decrees.  Except as set forth in Section 5.9 of the Disclosure Schedule, in the past three (3) years, neither the Company nor the Operating Company has received any written notice from any Person alleging any material noncompliance with any applicable Law, Decree or Permit.  In the past five (5)  years, neither the Company nor the Operating Company, nor any of the officers, executives, representatives, agents or employees of the Seller (pertaining to the Company or the Operating Company), the Company or the Operating Company (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Law under any jurisdiction, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) has violated any anti-boycott provisions of any applicable Law or other applicable Laws relating to exports and embargos, including the United States Export Administration Act of 2001, as amended, and Foreign Assets Control Regulations, and all other applicable import/export Laws in other countries in which of any of the Company or the Operating Company conducts business.

5.10                        Permits.  Except as set forth in Section 5.10 of the Disclosure Schedule, the Company and the Operating Company possess all Permits necessary to carry on the Business in the manner presently conducted and such Permits are valid and in full force and effect.  Section 5.10 of the Disclosure Schedule lists all current Permits issued to either the Company or the Operating Company, including the names of such Permits and their respective dates of issuance and expiration and, none of the Permits will lapse, terminate, or expire as a result of the performance of this Agreement, or the consummation of the transactions contemplated hereby.  Neither the Company nor the Operating Company is in material default under, or material violation of, any Permit held by it.

5.11                        Undisclosed Liabilities Except for (a) liabilities reflected on or reserved against in the Most Recent Financial Statements, (b) liabilities that have arisen since the date of the Most Recent Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, or violation of Law), and (c) liabilities set forth in Section 5.11 of the Disclosure Schedule, neither the Company nor the Operating Company has any material liability, debt or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted).

5.12                        Environmental Matters.

(a)                                 Except as set forth in Section 5.12 of the Disclosure Schedule:

(i)                                     the Business and the operations of the Company and the Operating Company are currently, and for the past three (3) years have been, conducted in compliance, in all material respects, with all applicable Environmental Laws;

(ii)                                  for the past three (3) years, the Company and the Operating Company have timely obtained all Permits required to be held by the Company and the Operating Company under applicable Environmental Laws in order to operate the Business as currently conducted;

(iii)                               the Business and the operations of the Company and the Operating Company are, and for the past three (3) years have been, in compliance, in all material respects, with the terms and conditions of such Permits;

(iv)                              since December 31, 2013 or, if unresolved, or the source of ongoing obligations or requirements as of the Closing Date, any prior time, neither the Company nor the Operating Company has received any written notice, order, demand, inquiry, summons, complaint, directive, warning, request for information or similar written communication from any Governmental Authority or any other Person that the Company or the Operating Company is or may be liable for:  (A) any actual or alleged violation of or noncompliance with any Environmental Law; (B) any actual or alleged obligation to undertake or bear the cost of any Losses under any Environmental Law with respect to the Real

Property, any real property formerly owned or leased by the Company or the Operating Company or any other facility or property at or to which Hazardous Substance generated, manufactured stored, handled, imported, used or processed have been transported, Treated, Stored, transferred, Disposed, recycled or received; or (C) any personal injury or property damage related to any release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Substance;

(v)                                 to the Knowledge of Seller, the Real Property is not subject to any Lien, environmental covenant, engineering or institutional control, activity and use limitation or other environmental restriction, nor is the Company or the Operating Company subject to any Decree,  proceeding, investigation, settlement or schedule of compliance under Environmental Law;

(vi)                              neither the Company nor the Operating Company has generated, used, manufactured, transported, treated, stored, Released, or disposed of any Hazardous Substances in violation of any applicable Environmental Laws and no Hazardous Substances have been generated, used, manufactured, treated, stored, Released, or disposed on, under, or about the Real Property or, to the Knowledge of Seller, any real property formerly owned or leased by the Company or the Operating Company in violation of applicable Environmental Laws;

(vii)                           neither the Company nor the Operating Company has stored, treated, recycled, or disposed at, or arranged for the storage, treatment, recycling, or disposal, of Hazardous Substances to any site listed or proposed for listing on the National Priorities List promulgated pursuant CERCLA, listed on the CERCLA Information System, or included on any similar list maintained by any Governmental Authority;

(viii)                        there has been no Release of any Hazardous Substance by the Company or the Operating Company or, to the Knowledge of Seller, by any other Person, at, on, under or from the Real Property or any real property formerly owned or leased by the Company or the Operating Company in an amount or concentration that could reasonably be expected to require any reporting, investigation, assessment, clean-up, Removal, Response or any other Remedial action, or to pay for the cost of any such action, pursuant to any Environmental Law; and

(ix)                              to the Knowledge of Seller and except in compliance with applicable Environmental Law, there are no:  (i) underground storage tank systems; (ii) polychlorinated biphenyls; (iii) asbestos or asbestos-containing materials; (iv) urea-formaldehyde insulation; (v) sumps; (vi) surface impoundments; (viii) landfills; or (ix) septic systems located on the Real Property or, to the Knowledge of Seller, any real property formerly owned or leased by the Company or the Operating Company, nor, to the Knowledge of Seller, have any such structures or materials been removed from, the Real Property or any real property formerly owned or leased by the Company or the Operating Company; and

(x)                                 in the past three (3) years, neither the Company nor the Operating Company has assumed or accepted any express indemnification obligation with respect to any liability under Environmental Law by contract, other than general indemnification obligations and other than related to Permits.

(b)                                 The Company has Made Available to Buyer (i) all environmental reports, audits, documents, and studies in the possession or control of the Company and the Operating Company with respect to the Business or the Real Property relating to Hazardous Substances or concerning compliance with Environmental Laws; and (ii) all Permits issued by any Governmental Authority to the Company and the Operating Company under applicable Environmental Laws within the past three (3) years.

(c)                                  None of the Company or the Operating Company have ever sold any product containing asbestos, lead or silica and no raw material used by any of the Company or the Operating Company in the manufacture of its products contains or contained asbestos, lead or silica.

5.13                        Taxes.

(a)                                 Except as set forth in Section 5.13(a) of the Disclosure Schedule, all Tax Returns filed or required to be filed on or before the date of this Agreement (taking into account extensions of time to file) by or on behalf of the Company or the Operating Company have been duly filed; each such Tax Return is true, correct, and complete in all material respects; and all Taxes (including estimated Taxes) owed by the Company or the Operating Company, whether or not shown on any Tax Return, have been paid in full, for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(b)                                 There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) on any of the assets or properties of the Company or the Operating Company.

(c)                                  The Company and the Operating Company have duly and timely withheld from salaries, wages, cross border payments, and other amounts paid or owing and deposited with and reported to the appropriate taxing authorities all amounts required to be so withheld, deposited, or reported for all periods under all applicable Laws.  All sales and use Taxes required to be collected and paid over to any taxing authority have been properly collected and paid over.

(d)                                 Neither the Company nor the Operating Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return, make any elections, designations, or similar filings relating to Taxes for which it is or may be liable, or to pay or remit any Taxes or amounts on account of Taxes for which it is or may be liable.  Neither the Company nor the Operating Company has extended any statute of limitations with respect to the determination or assessment of any Taxes for which it may be liable.

(e)                                  Neither the Company nor the Operating Company is a party to any agreement, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payments of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Law).

(f)                                   Except as set forth in Section 5.13(f) of the Disclosure Schedule, neither the Company nor the Operating Company is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar agreements.

(g)                                  There is no Tax deficiency or delinquency asserted or, to the Knowledge of Seller, threatened against the Company or the Operating Company and no audit, examination, investigation, or administrative or judicial Tax proceeding is pending, being conducted or, to the Knowledge of Seller, threatened with respect to the Company or the Operating Company.  Section 5.13(g) of the Disclosure Schedule identifies all Tax Returns of or with respect to the Company or the Operating Company that have been examined, or that are currently under examination, by a taxing authority.  Except as set forth in Section 5.13(g) of the Disclosure Schedule, neither the Company nor the Operating Company has received any written request for information related to Tax matters.  No claim has been made by any taxing authority in a jurisdiction where the Company or the Operating Company does not file a Tax Return that the Company or the Operating Company, was, is, or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(h)                                 Neither the Company nor the Operating Company has engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(i)                                     Neither the Company nor the Operating Company has had, and neither currently has, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and neither the Company nor the Operating Company is subject to taxation in any country other than the United States as a result of being engaged in a trade or business in any such foreign country.

(j)                                    There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to the Company or the Operating Company that are, or if issued would be, binding on the Company or the Operating Company.

(k)                                 Neither the Company nor the Operating Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)                                     The Company and the Operating Company have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)                             Neither the Company nor the Operating Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any taxable period ending after the Closing Date as a result of any:

(i)                                     “closing agreement” as described in Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law; or

(ii)                                  deferred intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law).

(n)                                 Neither the Company nor the Operating Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o)                                 The Company and the Operating Company are members of a “selling consolidated group” as that term is used in Section 1.338(h)(10)-1 of the Treasury Regulations.

5.14                        Intellectual Property.

(a)                                 The Company and the Operating Company own, or have a valid license or other right to use, all of the Intellectual Property used in or necessary for the operation of the Business as currently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances (the “Company Intellectual Property”).  Section 5.14(a) of the Disclosure Schedule sets forth a list of (i) all Intellectual Property owned by the Company or the Operating Company that is subject to any issuance, registration, or application with any Governmental Authority; and (ii) all material unregistered Company Intellectual Property.

(b)                                 Section 5.14(b) of the Disclosure Schedule contains a list of (i) all licenses granted by the Company or the Operating Company to any third party with respect to any Company

Intellectual Property; (ii) all licenses granted by any third party to the Company or the Operating Company with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” software licensed by or to the Company or the Operating Company in the Ordinary Course of Business; and (iii) all other material agreements which otherwise relate to the Company’s ownership or right to use any Intellectual Property (the “Company IP Agreements”).  Each Company IP Agreement is in full force and effect, is a valid and binding obligation of the Company or the Operating Company, and, to the Knowledge of Seller, the other party thereto, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity).  Neither the Company nor the Operating Company, nor, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)                                  To the Knowledge of Seller, (i) the Company Intellectual Property does not include any inventions of any employees made prior to their employment by the Company or Operating Company and (ii) all current and former employees who have or had developed Intellectual Property (other than non-trade-secret proprietary information) for the Company or the Operating Company, and all consultants who have been engaged to develop Intellectual Property (other than non-trade-secret proprietary information) for the Company or Operating Company have assigned in writing all of their rights in such Intellectual Property to the Company or the Operating Company.

(d)                                 The operation of the Business as it is currently conducted does not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property of any other Person.

(e)                                  To the Knowledge of Seller, no Person has been or is infringing, diluting, misappropriating, or otherwise violating any Company Intellectual Property.

(f)                                   There are no, and in the past three (3) years there have been no, legal actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company or the Operating Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned by or exclusively licensed to the Company or the Operating Company or challenging the Company’s or the Operating Company’s right, title, or interest in or to any such Intellectual Property; or (iii) by the Company or the Operating Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property.  To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such legal action.

5.15                        Contracts.

(a)                                 Section 5.15(a) of the Disclosure Schedule lists the following Contracts (excluding (A) Contracts that have been performed in all respects and for which there are ongoing warranty obligations and no further liabilities or obligations outstanding other than liabilities or obligations that survive completion, expiration, or termination in the Ordinary Course of Business and (B) Contracts that have been performed in all respects and for which there are no further liabilities or obligations outstanding other than liabilities or obligations that survive completion, expiration, or termination in the Ordinary Course of Business; provided that Contracts contemplated by clauses (A) and (B) shall not be excluded for purposes of Sections 5.15(a)(ii) through (xx) unless otherwise responsive to Contracts listed in such sections) (collectively, the “Material Contracts”):

(i)                                     all Contracts to which the Company or the Operating Company is a party that are with customers, suppliers, or vendors providing for aggregate or annual receipts or payments by the Company or the Operating Company of $50,000 or more;

(ii)                                  all Contracts to which the Company or the Operating Company is a party relating to Indebtedness of the Company or the Operating Company or the granting by the Company or the Operating Company of an Encumbrance on its assets, or any guaranty by the Company or any Operating Company;

(iii)                               all Contracts to which the Company or the Operating Company is a party relating to employment or compensation of any salaried (rather than hourly-based) Employee or containing any change-in-control or severance payment obligations or any non-competition Contracts with any Employee;

(iv)                              all Contracts to which the Company or the Operating Company is a party that are with independent contractors or consultants providing for annualized remuneration in excess of (or that is reasonably expected to be in excess of) $50,000;

(v)                                 all agency, marketing, and advertising Contracts to which the Company or the Operating Company is a party;

(vi)                              all Contracts to which the Company or the Operating Company is a party relating to equity grants, or equity options;

(vii)                           all lease agreements (whether of real or personal property) to which the Company or the Operating Company is a party providing for annual rentals in excess of $50,000;

(viii)                        all Contracts to which the Company or the Operating Company is a party that is with any Affiliate of the Seller, the Company or the Operating Company or any current or former officer, director or stockholder thereof;

(ix)                              all Contracts to which the Company or the Operating Company is a party restricting the ability of the Company or the Operating Company to engage in any line of business or to compete with any Person;

(x)                                 all Contracts to which the Company or the Operating Company is a party that provide for the indemnification by the Company or the Operating Company of any current or former director or officer of the Company or the Operating Company;

(xi)                              all Contracts to which the Company or the Operating Company is a party that relate to the acquisition or disposition of any business, a stock or assets (in the case of assets, other than the acquisition or disposition of inventory in the Ordinary Course of Business) of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(xii)                           all Contracts to which the Company or the Operating Company is a party that are with any Governmental Authority;

(xiii)                        all Contracts to which the Company or the Operating Company is a party that provide for any joint venture, partnership, or similar arrangement;

(xiv)                       all Contracts for which the Company or the Operating Company would not have at least standard form commercial general liability insurance coverage available pursuant to the terms of said polic(ies) as disclosed in Section 5.16 of the Disclosure Schedule;

(xv)                          all Contracts to which the Company or the Operating Company is a party that are with dealers, agents, distributors or sales representatives;

(xvi)                       all Contracts under which the Company or the Operating Company has made advances or loans to any other Person;

(xvii)                    each Contract containing a “most-favored nation” pricing agreement, special warranties, rebate arrangements, mark-down arrangements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of the Company;

(xviii)                 any other Contract that requires the Company or the Operating Company to make payments in excess of $50,000 that is not terminable by the Company or the Operating Company without penalty upon less than sixty (60) days’ prior written notice;

(xix)                       any Intercompany Agreements; and

(xx)                          all other Contracts to which the Company or the Operating Agreement is a party that are not made in the Ordinary Course of Business or are otherwise material to the Company or the Operating Company.

(b)                                 Except as set forth in Section 5.15(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect, is a valid and binding obligation of the Company or the Operating Company, and, to the Knowledge of Seller, the other party thereto, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity).  Except as set forth in Section 5.15(b) of the Disclosure Schedule, neither the Company nor the Operating Company, nor, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, or has provided or received any written notice of any intention to terminate or materially amend, any Material Contract.  Except as set forth in Section 5.15(b) of the Disclosure Schedule, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default under any Material Contract or (ii) cause or permit the acceleration of any material obligation, or the loss of any material benefit, of the Company or the Operating Company thereunder.  Except with respect to the Contracts listed in Section 5.3 of the Disclosure Schedule or Section 5.15(b) of the Disclosure Schedule, each of the Material Contracts will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement.  Complete and correct copies of each Material Contract (including all material modifications, amendments, and supplements thereto and waivers thereunder) have been Made Available to Buyer.  In the case of each oral Material Contract, Section 5.15(a) of the Disclosure Schedule also includes a brief description of such Contract.

5.16                        Insurance.  Section 5.16 of the Disclosure Schedule sets forth a list of each insurance policy (collectively, the “Insurance Policies”) currently owned or held by or applicable to the Company or the Operating Company, including the policy limits thereunder, as well as all self-insured, retained limit, deductible or co-insurance programs, and all of said Insurance Policies have been Made Available to Buyer.  No written notice of cancellation, denial of coverage or termination of any Insurance Policy has been received by the Company or the Operating Company, and all premiums due on the Insurance Policies have been paid.  The Insurance Policies are in full force and effect and are valid and binding in accordance with their terms and will remain in effect following the Closing and the applicable limits under such policies have not been exhausted.  Except as set forth on Section 5.16 of the Disclosure Schedule, there are no claims related to the Company, the Operating Company or the Business pending under the Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither the Company nor the Operating Company is in default under, or has otherwise failed to comply with, in any material respect, the Insurance Policies, including with regard to any required notices under said policies related to the matters referenced in Sections 8.2(e) and (f).  To the Knowledge of Seller, in the past twelve (12) months, no event specific to the Company, the Operating Company or the Business has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such Insurance Policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums.  Neither the Company, the Operating Company nor the Seller has received written notice of cancellation of any such Insurance Policies in the last two (2) years, and, to the Knowledge of Seller, no threat has been made to cancel any Insurance Policy of the Company or the Operating Company during such period.  Section 5.16 of the Disclosure Schedule sets forth a list of all pending claims made by the Company and the Operating Company under the Insurance Policies and all past claims submitted to its insurance carriers since September 3, 2008. All claims subject to a retained amount, self-insurance or deductible clause or agreement contained in any Insurance Policy since April 30, 2013 have either been (i) paid or closed prior to Closing or (ii) subject to a reserve calculated in accordance with the Agreed Accounting Policies and Principles.  Since April 30, 2013, there have been no gaps in the insurance coverage of the Company or the Operating Company.

5.17                        Litigation.  Except as set forth on Section 5.17 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, threatened against, by, or otherwise directly involving the Company, the Operating Company, or any of their respective assets or properties or, to the Knowledge of Seller, job-sites (even if they are not named in such Proceeding) nor is there any Decree of any Governmental Authority outstanding against or directly involving the Company, the Operating Company, or any of their respective assets or properties.  Except as set forth on Section 5.17 of the Disclosure Schedule, in the past five (5) years, neither the Company nor the Operating Company has been party to any Proceeding by or before a Governmental Authority.

5.18                        Labor and Employment Matters.

(a)                                 Section 5.18(a) of the Disclosure Schedule sets forth a correct and complete list of each Employee’s name, title or position held, base salary, wage or other pay rate, annual bonus target for 2016 (if applicable), date of hire, exempt or non-exempt status under the Fair Labor Standards Act, employment status, whether such Employee is on disability leave or any other extended leave as of the Closing Date, and years of service or vesting service credit for any Employee Benefit Plan (as defined in Section 5.19) and any accrued and unused vacation for such Employee.

(b)                                 Neither the Company nor the Operating Company is a party to any collective bargaining agreement or other labor union contract.

(c)                                  Except as set forth on Section 5.18(c) of the Disclosure Schedule, the Company and the Operating Company are, in all material respects, in compliance with all applicable Laws and Decrees pertaining to employment, including all such Laws and Decrees relating to labor relations, equal employment, fair employment practices, entitlements, workers’ compensation, prohibited discrimination, payment of wages, civil rights, safety and health, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment Taxes and any similar Tax or other similar employment practices or acts.

(d)                                 There are no pending nor, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns, or lockouts against the Company or the Operating Company by any Employees, and, to the Knowledge of Seller, there are no labor disputes currently subject to any grievance procedure, arbitration, or litigation.  Neither the Company nor the Operating Company is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or organization, and none of the employees of the Company or the Operating Company are represented by any labor union or organization.

(e)                                  Each of the Company and the Operating Company is, and for the past three (3) years has been, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”).  There has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar layoff or closing as defined by any local, state or foreign Law with respect to the Company or the Operating Company in the past three (3) years.

(f)                                   The Company and Operating Company are, and for the past three (3) years have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

(g)                                  Other than as contemplated by this Agreement, there are no changes pending or, to the Knowledge of Seller, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel of the Operating Company nor has either the Company or the Operating Company received any written notice concerning any prospective retirement or voluntary termination with respect to such senior management or key supervisory personnel.

5.19                        Employee Benefits.

(a)                                 Section 5.19 of the Disclosure Schedule contains a list of (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, that is sponsored, maintained or contributed to by the Seller, the Company or the Operating Company for which the Company and/or the Operating Company have any current and on-going liability (collectively, the “Employee Benefit Plans”).

(b)                                 Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered, in all material respects, in accordance with the terms of such Employee Benefit Plan and complies in form and in operation, in all material respects, with the applicable requirements of ERISA and the Code.  There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Seller, is there any basis for one.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or the Operating Company.

(c)                                  Neither Seller, the Company, the Operating Company nor any ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)                                 All contributions and premiums due and owing to or in respect of any Employee Benefit Plan prior to the Closing have been paid in full prior to the Closing in accordance with the terms of such Employee Benefit Plan.

(e)                                  Except to the extent prohibited by applicable Law, the Seller, the Company or the Operating Company have the right at any time to amend in any manner or terminate any Employee Benefit Plan or to terminate their participation in any Employee Benefit Plan.

(f)                                   Copies of the following materials have been Made Available to Buyer:  (i) all current and prior plan documents for each Employee Benefit Plan or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Benefit Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Benefit Plans, and (iv) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Buyer.

(g)                                  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(h)                                 With respect to each group health plan benefiting any current or former employee of the Company, the Operating Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company, the Operating Company or such ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)                                     No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(j)                                    Execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Seller, the Company or the Operating Company to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or the Operating Company, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due under any Employee Benefit Plan to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or the Operating Company.

(k)                                 Neither the Seller, the Company nor the Operating Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or the Operating Company other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(l)                                     No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or the Operating Company, or the dependents or other beneficiaries of any such current or former employee.

(m)                             No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Seller, the Company, the Operating Company or any of their affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(n)                                 Each service provider to the Company and the Operating Company, including any employee, director, leased employee, temporary employee, independent contractor and consultant, has been properly identified and classified for purposes of eligibility and participation under the terms of each Employee Benefit Plan and provisions of all applicable Laws.

(o)                                 Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to the requirements of, Code Section 409A has been operated and administered in compliance with Code Section 409A and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in documentary compliance with Code Section 409A and other authoritative and binding guidance thereunder since January 1, 2009 (or, if later, the date of its adoption), and neither the Company nor the Operating Company has any liability for Taxes due under Section 409A or indemnity obligations for any such Taxes whether under a Plan described in this subsection (o) or otherwise.

5.20                        Customers and Suppliers.

(a)                                 Section 5.20(a)(i) of the Disclosure Schedule contains a list of the names of all customers of the Company and the Operating Company for the last five (5) years.  Section 5.20(a)(ii) of the Disclosure Schedule contains a list of the names of the twenty (20) most significant customers (by dollar amount of sales) of the Company and the Operating Company, as a whole, for each of the years ended December 31, 2014 and 2015 and the dollar amount of sales for each such customer during such periods.  Neither the Company nor the Operating Company has received any written notice that any said customer has ceased or will cease, other than in the Ordinary Course of Business, or, to the Knowledge of Seller, threatened to cease, to purchase products or services of the Company or the Operating Company or has substantially reduced or intends to substantially reduce, other than in the Ordinary Course of Business, or, to the Knowledge of Seller, threatened to substantially reduce, the purchase of products or services from the Company or the Operating Company or changed or, to the Knowledge of Seller, threatened to change, its payment or pricing terms with respect to the Company or the Operating Company or otherwise materially and adversely alter its current agreements, programs or commitments with the Company or the Operating Company.

(b)                                 Section 5.20(b) of the Disclosure Schedule contains a list of the names of the twenty (20) most significant suppliers (by dollar amount of purchases) of the Company and the Operating Company, as a whole, for each of the years ended December 31, 2014 and 2015 and the dollar amount of purchases from each such supplier during such periods.  Neither the Company nor the Operating Company has received any written notice that any said supplier has ceased or will cease, other than in the Ordinary Course of Business, or, to the Knowledge of Seller, threatened to cease, to sell materials to the Company or the Operating Company or has substantially reduced or intends to substantially reduce, other than in the Ordinary course of Business, or, to the Knowledge of Seller, threatened to substantially reduce, the sale of materials to the Company or the Operating Company or raised or, to the Knowledge of Seller, threatened to raise, its prices to the Company or the Operating Company or otherwise materially and adversely alter its current agreements, programs or commitments with the Company or the Operating Company.

5.21                        Personal Property, Machinery, and Equipment; Sufficiency of Assets.  The Company and the Operating Company have good and marketable title to, or a valid leasehold interest or license in, each item of personal property, machinery, and equipment reflected in the Most Recent Financial Statements or acquired thereafter (collectively, the “Material Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances.  The Material Personal Property is in good working condition and repair (ordinary wear and tear excepted) and is not in need of maintenance or repair, except for ordinary, routine maintenance and repair in the Ordinary Course of Business.  The Material Personal Property constitutes all of the personal property, machinery, and equipment necessary to conduct the Business as currently conducted.  The Material Personal Property owned and leased by the Company are located at the locations set forth in Section 5.21 of the Disclosure Schedule.  Except as set forth in Section 5.21 of the Disclosure Schedule, the Company or the Operating Company own, or have a valid leasehold interest in, or have a valid license of all of the tangible and intangible property used by Company and the Operating Company in their current conduct of the Business and, except as set forth in Section 5.21 of the Disclosure Schedule, said assets, when combined with all other properties and assets of the Company and the Operating Company and the services provided pursuant to the Transition Services Agreement, will enable the Company and the Operating Company to continue the conduct of the Business in substantially the same manner as it is currently being conducted by the Company and the Operating Company.

5.22                        Accounts Receivable; Accounts Payable; Inventory.

(a)                                 The accounts receivable shown on the face of the Most Recent Balance Sheet and the accounts receivable shown on the face of the Estimated Balance Sheet represent bona fide and valid receivables arising from sales made or services performed (or being performed) by the Company or the Operating Company in the Ordinary Course of Business, and the accounts receivable shown on the face of the Estimated Balance Sheet will be collected by the Company or the Operating Company, or collected by Seller and paid to Buyer as contemplated by the Transition Services Agreement, within ninety (90) days following the Closing Date.  To the Knowledge of Seller, there is no contest, claim, or right of set off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any such accounts receivable relating to the amount or validity of such accounts receivable.  Except as set forth in Section 5.22 of the Disclosure Schedule, no customer of the Company or the Operating Company has, and neither the Company nor the Operating Company has permitted any customer to have, any rebates, volume discounts, or mark-downs with respect to their accounts receivable.  No Person has any Encumbrance (other than Permitted Encumbrances) on such accounts receivable or any part thereof, and no agreement for deduction, free goods, rebate, discount or other deferred price or quantity adjustment has been made to such accounts receivable.

(b)                                 Except as set forth in Section 5.22(b) of the Disclosure Schedule, the accounts payable shown on the face of the Most Recent Balance Sheet have arisen in the Ordinary Course of

Business.  The accounts payable shown on the face of the Most Recent Balance Sheet represent bona fide and valid accounts payable to be paid by the Company and the Operating Company to third parties not less than thirty (30) days following the Closing Date and no obligation for which an invoice has been received or otherwise has become due is more than ninety (90) days in arrears.  All of the Company’ and the Operating Company’s accounts payable and accrued liabilities related to the Business are included in the calculation of Working Capital.

(c)                                  All raw materials, components, work in process, spare parts, and finished goods inventories (“Inventories”) of the Company and the Operating Company are owned by the Company or the Operating Company free and clear of all Encumbrances other than Permitted Encumbrances, and no such inventory is held on a consignment basis.  All Inventories are usable and saleable in the Ordinary Course of Business, except to the extent of the reserve reflected on the Most Recent Balance Sheet.  The Inventories on the Most Recent Balance Sheet and Inventories arising after the date thereof and reflected on the books and records of the Company and the Operating Company are stated thereon in accordance with the Agreed Accounting Policies and Principles.

5.23                        Warranties; Product and Service Liability.  There are no outstanding claims against the Company or the Operating Company with respect to any warranties provided to customers by the Company or the Operating Company other than routine warranty chargebacks assessed by customers in the Ordinary Course of Business.  Except as set forth in Section 5.23 of the Disclosure Schedule, in the past three (3) years, there have been no product warranty or service warranty claims in excess of $50,000 made against the Company or the Operating Company alleging that any products designed, assembled, manufactured, installed, serviced, distributed, sold, resold, leased, provided or delivered or any services designed, provided or delivered by the Company or the Operating Company are defective or improperly designed or manufactured, and no such claims are currently pending or, to the Knowledge of Seller, threatened against the Company or the Operating Company.  Except as set forth in Section 5.23 of the Disclosure Schedule, in the past three (3) years, there have been no product recalls by the Company or the Operating Company.  Except pursuant to the applicable Contract, which has been disclosed in Section 5.15 of the Disclosure Schedule and Made Available to Buyer if required to be disclosed in Section 5.15 of the Disclosure Schedule and Made Available to Buyer, neither the Company nor the Operating Company has given a condition, warranty, indemnity or made a representation in respect of products or services supplied, manufactured, sold, leased or delivered by the Company or the Operating Company.  Since April 30, 2013, each product and service manufactured, sold, leased, provided or delivered by the Company or the Operating Company has been in conformity with all applicable contractual commitments, and all express and implied warranties, in all material respects. Except as set forth in Schedule 5.23 of the Disclosure Schedule, neither the Company nor the Operating Company has any liability (and, to the Knowledge of Seller there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or the Operating Company giving rise to any liability) for replacement or repair of any product designed, assembled, manufactured, installed, serviced, distributed, sold, resold, leased, provided or delivered or any services designed, provided or delivered by the Company or the Operating Company or other damages in connection therewith.  Except as set forth in Schedule 5.23 of the Disclosure Schedule, no claims alleging bodily injury or property damage as a result of any defect in any product designed, assembled, manufactured, installed, serviced, distributed, sold, resold, leased, provided or delivered or any services designed, provided or delivered by the Company or the Operating Company or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Liability Claim”), have been made in the past three (3) years, are currently pending or, to the Knowledge of Seller, threatened against the Company or the Operating Company.  There are no material defects in the design, installation, service or manufacture of products designed, assembled, manufactured, installed, serviced, distributed, sold, resold, leased, provided or delivered or any services designed, provided or delivered by the Company or the Operating Company which could result in a Liability Claim, and, to the Knowledge of Seller, there has not been any failure by the Company or the Operating Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Liability Claim against any the Company or the Operating Company.

5.24                        Affiliate Transactions.  Except as set forth in Section 5.24 of the Disclosure Schedule, no shareholder, member, employee, officer, manager or director of the Company or the Operating Company or any member of his or her immediate family, or any Affiliate of the Company or the Operating Company (each a “Related Person”):  (a) owes any amount to the Company or the Operating Company nor does the Company or the Operating Company owe any amount to, or has the Company or the Operating Company committed to make any loan or extend or guaranty credit to or for the benefit of, any Related Person (other than any participant loans under any Employee Benefit Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Company or the Operating Company in the Ordinary Course of Business), (b) owns any property or right, tangible or intangible, that is used by the Company or the Operating Company in the Business, (c) has any claim or cause of action against the Company or the Operating Company pending or to the Knowledge of Seller threatened, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Employee Benefit Plans, or (d) has any ownership interest in, directly or indirectly, any customer, supplier or licensor of the Company or the Operating Company (other than the ownership of up to (but not more than) three percent (3%) of any class of securities of any such customer, supplier or licensor if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934).  All charges, including rent, management fees or other charges from any Related Person are at arms’ length and are representative of the fair market value for the services provided.

5.25                        Books and Records.  Complete and correct copies of the minute books and stock record books of the Company and the Operating Company have been Made Available to Buyer and are maintained in all material respects in accordance with good business practice and applicable Laws At or promptly following the Closing, the minute books and stock record books of the Company and the Operating Company will be delivered to Buyer or its designee.  At the Closing, the books and records and Contracts of the Company and the Operating Company will be in the possession of the Company or the Operating Company.

5.26                        Disclosure.  Except for the representations and warranties contained in Article III and this Article V, neither Seller nor any other Person has made or makes any representation or warranty, either written or oral, express or implied, on behalf of Seller, to Buyer or any of its Affiliates, including any representation or warranty as to the future revenue, sales, profitability, financial performance, or success of the Company or the Operating Company.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1                               Cooperation.  Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.2                               Expenses.  Except as otherwise provided in this Agreement, each Party shall pay its costs and expenses in connection with the negotiation and preparation of this Agreement and its performance hereunder, including fees, expenses, and disbursements of third party brokers, attorneys, and accountants.

6.3                               No Public Announcement.  Unless otherwise required by applicable Law, any Governmental Authority or the rules and regulations of any stock exchange or national market system upon which the securities of Seller or Buyer are listed, no press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication to the employees, customers, suppliers, or vendors of the Company or the Operating Company, shall be issued or made by either Party without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned, or delayed.  The Parties shall cooperate as to the timing and contents of any such press release or public announcement.  Notwithstanding the foregoing, each Party shall be entitled to disclose or comment to any Person the fact that a transaction has been consummated to the extent such Party reasonably determines in good faith that such disclosure or comment is necessary or advisable.  In addition, nothing herein shall preclude communications or disclosures regarding general information about the subject matter of this Agreement as reasonably necessary to implement the provisions of this Agreement, and Buyer, the Seller and their respective Affiliates may make such disclosures regarding general information about the subject matter of this Agreement as they may consider reasonably necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of the Seller or Buyer, as the case may be.  Except as required by applicable Law, each Party agrees that the terms (but not the existence) of this Agreement shall, from and after the date hereof, be kept in strict confidence by such Party and such Party shall not disclose such information to any third party.

6.4                               Directors’ and Officers’ Indemnification and Insurance.

(a)                                 During the six (6) years following the Closing Date, (i) all rights to indemnification or exculpation now existing in favor of the current and former directors and officers of the Company and the Operating Company and other Persons (the “Company Indemnified Persons”), as provided in their respective Organizational Documents as of the date of this Agreement, with respect to any matters occurring prior to the Closing, shall survive the transactions contemplated by this Agreement, and (ii) Buyer shall not permit the Organizational Documents of the Company or the Operating Company to be amended in any respect to the contrary.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company or the Operating Company shall advance expenses in connection with such indemnification if provided in the Organizational Documents of the Company or the Operating Company as of the date of this Agreement.

(b)                                 During the six (6) years following the Closing Date, Seller shall cause to be maintained in full force and effect the director and officers liability coverage in effect immediately prior to the Closing Date with regard to coverage related to the directors and officers of the Company and the Operating Company prior to the Closing Date, except that Seller may renew said policies related to said coverage annually or to replace said policies related to said coverage with other insurance policies on equal or better coverage terms, but may reduce the applicable limits of liability to not less than twenty five million dollars ($25,000,000).

(c)                                  Subject to Section 10.1, the Company Indemnified Persons entitled to the indemnification, liability limitation, exculpation, and insurance described in this Section 6.4 and Article VIII are intended to be third party beneficiaries of this Section 6.4.  This Section 6.4 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and shall be binding on all successors and assigns of Buyer, Seller, the Company and the Operating Company.  If

Buyer, the Seller, the Company, the Operating Company, or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person, or (ii) transfer all or substantially all of its assets or properties to any Person, then, and in each case, Buyer shall cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Buyer, the Seller, the Company or the Operating Company, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the agreements, covenants and obligations set forth in this Section 6.4 and Article VIII.

6.5                               Employment Matters.

(a)                                 Except as otherwise contemplated by the terms of the Transition Services Agreement, at Closing, Buyer shall provide Employees who continue to be employed by the Company and the Operating Company with at least the same salary or hourly wage rate as provided to such Employees immediately prior to the Closing Date (unless Buyer in good faith concludes that the manner or amount of payment is not consistent with applicable Law) and with employee benefits (excluding equity arrangements) that are at least as favorable in the aggregate to the Employee Benefit Plans maintained by the Buyer for similarly situated Employees as of the date of this Agreement.  Buyer further agrees that, from and after the Closing Date, Buyer shall cause the Company and the Operating Company to grant all of their employees credit for any service with the Company and the Operating Company earned prior to the Closing Date (i) for eligibility and vesting purposes under any benefit or compensation plan, program, agreement, or arrangement that may be established or maintained by Buyer or the Company or the Operating Company on or after the Closing Date (collectively, the “New Plans”) and (ii) for purposes of vacation accrual and severance benefit determinations under any New Plans that is a vacation or severance plan or policy, except as would result in duplication of benefits.  In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee under any Employee Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance, and covered out-of-pocket expenses paid during the calendar year of the Closing and on or before the Closing Date by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance, and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.

(b)                                 Seller shall retain the obligations to satisfy the health benefit continuation requirements of Sections 6.01, et seq. of ERISA or Section 4980B of the Code with respect to all of their eligible current and former employees of the Company or Operating Company (and their eligible dependents) who participated in any group health plan sponsored by Seller prior to the Closing and whose “qualifying event” (as such terms are defined in Code Section 4980B or the applicable state Law) occurs prior to or at the Closing.

(c)                                  After the Closing, Buyer shall ensure that neither the Company nor the Operating Company shall, at any time within ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

(d)                                 The Company and the Operating Company will cease to be participating employers in the 401(k) plan maintained by Seller effective as of the Closing Date, and Buyer agrees to establish or make available to the employees of the Company and the Operating Company as soon as administratively practicable after the Closing Date a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code that will accept rollovers from the 401(k) plan maintained by

Seller in which employees of the Company and the Operating Company participate, including, to the extent permitted by the 401(k) plan maintained by Seller, rollovers of promissory notes that represent participant loans of such employees.

(e)                                  To the extent that the Company or the Operating Company have any annual bonus or incentive compensation earned, but unpaid, with respect to any performance period ending on or prior to December 31, 2017 and/or the Closing Date, whether or not such amounts are accrued on the Company or Operating Company’s financial statements, said amounts shall be deemed Company Transaction Expenses and paid at or before Closing or otherwise included in the calculation of the Working Capital.  In addition, to the extent that the performance period for any such annual bonus or incentive compensation extends past December 31, 2017 and/or the Closing Date, Seller shall, or shall cause the Company or the Operating Company, to accelerate and pay such annual bonus or incentive compensation prior to the Closing or otherwise included in the calculation of the Working Capital, which amount shall be based on the financial or operational performance of the Seller, the Company and/or the Operating Company, as applicable, up to the Closing Date and said amounts shall be deemed Company Transaction Expenses and paid at or before Closing or otherwise included in the calculation of the Working Capital.

(f)                                   Nothing contained in this Section 6.5, express or implied, is intended to confer upon any Employee any right to continued employment for any period or continued receipt of any specific employee benefit, nor shall constitute an amendment to or any other modification of any New Plan or existing Employee Benefit Plan.  Furthermore, this Section 6.5 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever.

6.6                               Preservation of Books and Records.  After the Closing Date, Buyer shall, and shall cause the Company and the Operating Company to, consistent with its record keeping policies but not less than until the third anniversary of the Closing Date, retain all books, records, and other documents of the Company and the Operating Company relating to periods prior to the Closing and, except as prohibited by applicable Law, make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours, upon reasonable request, and upon reasonable notice; provided that Buyer shall, and shall cause the Company and the Operating Company to, make the same available for inspection and copying within two (2) Business Days following the date Seller’s request is received by Buyer.  Buyer shall not, and shall cause the Company and the Operating Company not to, destroy or permit to be destroyed any such books, records, or documents after said anniversary of the Closing Date without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.  After the Closing Date, Seller shall, and shall cause its applicable Affiliates to, consistent with its record keeping policies but not less than until the third anniversary of the Closing Date, retain all books, records, and other documents of the Company and the Operating Company, if any, relating to periods prior to the Closing which are not purchased by Buyer hereunder and, except as prohibited by applicable Law, make the same available for inspection and copying by Buyer (at Buyer’s expense) during normal business hours, upon reasonable request, and upon reasonable notice; provided that Seller shall make the same available for inspection and copying within two (2) Business Days following the date Buyer’s request is received by Seller.  Seller shall not, and shall cause its applicable Affiliates not to, destroy or permit to be destroyed any such books, records, or documents after said anniversary of the Closing Date without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof.

6.7                               Transfer Taxes.  The Party responsible under applicable Law for filing any Tax Return and other documentation with respect to any transfer (including stock transfer), recording, documentary, sales, use, stamp, registration, severance, and other Taxes and fees (“Transfer Taxes”) shall prepare and file such Tax Return.  Except with regard to any Transfer Taxes in connection with the Sale Agreement which shall be exclusively borne by Seller, any such Transfer Taxes shall be borne equally by Buyer, on the one hand, and by Seller, on the other hand.  Buyer or Seller, as the case may be, shall promptly remit payment for fifty percent (50%) of any such Transfer Taxes to the other Party.

6.8                               Further Assurances.  Subject to the terms and conditions of this Agreement, each Party agrees, from time to time as and when requested by the other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

6.9                               Tax Matters.

(a)                                 Seller shall be responsible for all Taxes of the Company and the Operating Company for all Pre-Closing Taxable Periods.  In the case of any Taxes of the Company or the Operating Company that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall:  (i) in the case of Taxes that are either (A) based upon or related to income, receipts, or expenditures or (B) imposed in connection with any sale, transfer, or assignment or any deemed sale, transfer, or assignment of property (real or personal, tangible or intangible), or (C) required to be withheld, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Without limiting the generality of the immediately preceding sentence, any transaction bonuses or other compensatory payments or payment obligations of the Company or the Operating Company to Employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement shall be considered to have been paid in the portion of the Straddle Period ending on the Closing Date to the extent permitted by Law.

(b)                                 Seller shall prepare (or cause to be prepared), and Buyer shall cause the Company and the Operating Company to timely file, all Tax Returns of the Company and the Operating Company for all Pre-Closing Taxable Periods (including their 2016 operations through and including the Closing Date in the 2016 consolidated U.S. federal income Tax Return for the affiliated group for which the Company and the Operating Company are members during the period of January 1, 2016 through and including the Closing Date).  Buyer shall prepare and timely file (or cause to be prepared and filed) Tax Returns of the Company and the Operating Company for Straddle Periods.  For Tax Returns described in the preceding two (2) sentences, (i) each such Tax Return shall be prepared on a basis consistent with the prior Tax Returns of the Company and the Operating Company, except as required by applicable Law, and (ii) the preparing Party shall provide a copy of any such Tax Return to the other Party at least thirty (30) days before it is due, taking into consideration extensions of time to file, for the other Party’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed.  With respect to any Tax Returns filed with respect to any Pre-Closing Taxable Periods, or with respect to any Straddle Period, Seller shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns and the Taxes properly allocable to the portion of the Straddle Period ending on the Closing Date (“Seller’s Taxes”), to the extent not previously taken into account as a Current Liability in calculating the Final Working Capital.  Buyer shall notify Seller of the amount due in respect of any such Straddle Period Tax Return no later than fifteen (15) Business Days prior to the date on which such Tax Return is due.  To the extent that the aggregate Seller’s Taxes exceeds the amount of Taxes included as Current Liabilities in the calculation of Final Working Capital, Seller shall promptly remit such excess to Buyer.  To the extent that the amount of Taxes included as Current Liabilities in the calculation of Final Working Capital exceeds the aggregate Seller’s Taxes, Buyer shall promptly remit such excess to Seller.

(c)                                  Any refund of Taxes paid to the Company or the Operating Company with respect to a Pre-Closing Taxable Period or the portion of the Straddle Period for which Seller is responsible for Taxes, other than a refund (i) attributable to a carryback of losses incurred in periods after the Closing or (ii) included as a Current Asset in the calculation of Final Working Capital, shall be for the benefit of Seller and shall be paid to Seller no later than ten (10) Business Days after receipt of payment by the Company or the Operating Company.  Subject to Seller’s responsibility to prepare Tax Returns pursuant to the first (1st) sentence of Section 6.9(b), Buyer shall use commercially reasonable efforts (including filing any necessary amendments of Tax Returns) to carryback any losses incurred during any Pre-Closing Taxable Period or portion of the Straddle Period for which Seller is responsible to prior taxable periods, and to seek refunds in order to maximize the potential refunds of Taxes payable to Seller pursuant to this Section 6.9(c).

(d)                                 All Tax allocation agreements, Tax indemnity agreements, Tax sharing agreements, or similar agreements of which either the Company or the Operating Company were a party to prior to the Closing Date shall terminate and have no force or effect on or after the Closing Date.

(e)                                  Each of Seller and Buyer shall provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, audit or examination, or proceedings.  Such assistance shall include (i) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.9(e) and (ii) providing copies of any relevant Tax Return and supporting work schedules.  The Party requesting assistance pursuant to this Section 6.9(e) shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing such assistance.

(f)                                   Each of Seller and Buyer shall report all transactions not in the ordinary course of business occurring on the Closing Date on the Company’s federal income Tax Return for its taxable year ending on the Closing Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(A).

(g)                                  Seller agrees to join, in an appropriate and timely manner, with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under any state, local or foreign jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to Buyer’s acquisition of the Shares and the shares of the Operating Company.  Seller shall cooperate with Buyer to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election, including participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local or foreign Law purposes (collectively, the “Section 338(h)(10) Forms”).  Buyer shall prepare all Section 338(h)(10) Forms (other than sections that relate to information regarding Seller and parties in Seller’s control) and shall provide the Section 338(h)(10) Forms to Seller prior to the Closing.  Seller shall promptly and properly complete and execute all of the forms Buyer provides and return the appropriately executed copies to Buyer at the Closing.  Within thirty (30) days after the finalization of the Final Closing Statement, Buyer will deliver or cause to be delivered to Seller a statement containing the allocation of the Purchase Price (including assumed liabilities and other relevant items) among the assets of the Company and the Operating Company and the restrictive covenants in this Agreement (the “Allocation Statement”).  The Allocation Statement will be prepared in accordance with Section 338 and Section 1060 of the Code and any comparable provisions of Law, as appropriate.  Seller will be entitled to review, comment on, and approve the Allocation Statement before it is finalized.  If Seller and Buyer are unable to agree upon the allocations in the Allocation Statement within thirty (30) days after delivery of the Allocation Statement provided by Buyer to Seller, either Buyer or Seller may require the resolution of such dispute by submitting such matter to the Neutral Auditor for a determination pursuant to the procedures set forth in Section 2.4(b), which determination will be final and binding upon Buyer and Seller.  Seller and Buyer, and their Affiliates, will report the allocation of the total consideration among the assets of Company and the Operating Company in a manner consistent with the final Allocation Statement and will act in accordance with the final Allocation Statement in the preparation and timely filing of all Tax Returns (including filing Form 8883 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the IRS or any applicable state or local Governmental Authority).  Any adjustments to the Purchase Price pursuant to this Agreement shall result in an adjustment to the final Allocation Statement to reflect the proportionate change amongst those classes of assets (or assets that correspond to the liabilities), including goodwill, that caused the adjustment to the Purchase Price.  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the final Allocation Statement, as adjusted.

(h)                                 After the Closing Date, except as set forth in this Section 6.9(h), Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or the Operating Company (each a “Tax Contest”).  In the case of a Tax Contest after the Closing Date that relates exclusively to a Pre-Closing Taxable Period (but not a Straddle Period), Seller may elect to control the conduct of such Tax Contest, but Buyer shall have the right to participate in such Tax Contest at its own expense, and Seller shall not settle, compromise and/or concede any portion of such Tax Contest that could affect the Tax liability of the Company or the Operating Company for any taxable year (or portion thereof) after the Closing Date without the written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned.  In the case of any Tax Contest relating to any Pre-Closing Taxable Period (including a Straddle Period) that is not controlled by Seller pursuant to this Section 6.9(h), (i) Seller shall have the right to participate in such Tax Contest at its own expense and (ii) Buyer shall not allow the Company or the Operating Company to settle or otherwise resolve such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed, or conditioned, in each case only to the extent such Tax Contest could result in Seller being liable pursuant to this Agreement or otherwise.  The provisions of Article VIII shall not apply to Tax Contests, which shall be governed exclusively by this Section 6.9(h).

6.10                        Restrictive Provisions.

(a)                                 For a period of five (5) years commencing on the Closing Date, neither Seller nor any of its wholly-owned subsidiaries (each, a “Restricted Person,” and, collectively, the “Restricted Persons”) shall, directly or indirectly, (i) solicit or engage in or assist others in soliciting or engaging in the Business (as conducted at the Closing) in the countries in which either the Company or the Operating Company as of the Closing does business (the “Territory”), (ii) have an interest in any Person that engages directly or indirectly in the Business (as conducted at the Closing) in the Territory in any capacity, including as a partner, stockholder, member, agent, or consultant, or (iii) adversely interfere with the business relationships, in the case of business relationships formed prior to the date of this Agreement, or adversely interfere in any material respect with the business relationships, in the case of business relationships formed after the date of this Agreement, between the Company or the Operating Company and customers or suppliers of the Company or the Operating Company, or (iv) engage in any practice the purpose of which is to evade the provisions of this covenant.  Notwithstanding the foregoing, each of the Restricted Persons may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling person of, or a member of a group that controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person or (B) merge with or acquire any business in which the Business (as conducted at the Closing) constitutes ten percent (10%) or less of the earnings, revenue, or assets of such business (or more than ten percent (10%) so long as such Restricted Person shall use commercially reasonable efforts to divest, as soon as reasonably practicable, its interest in such business relating to the Business (as conducted at the Closing)).

(b)                                 For a period of five (5) years commencing on the Closing Date, the Restricted Persons shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers of the Company or the Operating Company as of the Closing for purposes of diverting their business or services from the Company or the Operating Company.

(c)                                  For a period of five (5) years commencing on the Closing Date, the Restricted Persons shall not, directly or indirectly, hire or solicit any employees of the Company or the Operating Company as of immediately following the Closing; provided that the foregoing shall not prohibit (i) general solicitations of employment not specifically targeted to such employees and any hiring resulting therefrom, (ii) solicitations of such employees following termination of their employment by the Company or the Operating Company and any hiring resulting therefrom.

(d)                                 [intentionally omitted]

(e)                                  Seller covenants and agrees that, from and after the Closing Date, Seller shall not disclose or use any Confidential Information; provided, however, that (i) Seller may disclose and use Confidential Information in order to enforce its rights and perform its obligations under this Agreement and the Seller Ancillary Agreements, (ii) Seller may disclose Confidential Information to (x) its directors, managers, officers, employees, lenders, agents, advisors, attorneys, or other representatives (“Representatives”) who legitimately need to know such Confidential Information and who agree to keep such Confidential Information confidential and are made aware of Seller’s obligations of confidentiality under this Agreement and (y) the extent requested by a Governmental Authority or required by applicable Law (in which case Seller shall, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Buyer, shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to limit or prevent such disclosure) and (iii) Seller may disclose and use Confidential Information as necessary or required to complete the restatement of financial statements of Seller and its Affiliates.  Seller agrees that it shall be responsible for and shall indemnify Buyer for any breach of this Section 6.10 by its Representatives.  For purposes of this Section 6.10, “Confidential Information” means all information on the date of this Agreement belonging to, used by, or which is in the possession of, the Company or the Operating Company relating to the Business or the Company’s or the Operating Company’s assets, to the extent such information is not generally available to the public, specifically including, without limitation, information relating to the Company’s or the Operating Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets.  Confidential Information does not include any information that becomes publicly available without breach of this Agreement by Seller or its Representatives.  Seller acknowledges that all of the Confidential Information is, and after the Closing will continue to be, the exclusive proprietary property of the Company or the Operating Company, whether or not prepared in whole or in part by Seller and whether or not disclosed to or entrusted to the custody of the Seller.  Notwithstanding anything contained in this Agreement to the contrary, the Confidential Information does not include any Seller Confidential Information.

(f)                                   If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.10, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:  (i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy; and (ii) the right and remedy to recover from Seller all monetary damages suffered by Buyer as a result of any acts or omissions constituting a breach of this Section 6.10.

(g)                                  Seller acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer, the Company, and the Operating Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby.  In the event that any covenant contained in this Section 6.10 should be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.11                        Release.  Effective as of the Closing, Seller fully, unconditionally, irrevocably and forever releases, waives, acquits, and discharges forever, unconditionally and irrevocably, the Company and the Operating Company, their successor and assigns, and their present or former directors, officers, employees and agents from, against, and with respect to any and all Losses that Seller ever had, now has, or may hereafter have or acquire against the Company or the Operating Company for or by reason of any matter, cause, or thing whatsoever occurring on or prior to the Closing and relating to the Company or the Operating Company; provided that the foregoing shall not apply to, or restrict in any way, (a) Losses expressly contemplated by this Agreement (including, for the avoidance of doubt, indemnification under Article VIII), (b) claims for indemnification or reimbursement under the Organizational Documents of the Company or the Operating Company as contemplated by Section 6.4, and (c) items set forth in Section 6.11 of the Disclosure Schedule.

6.12                        Seller Confidential Information.  Buyer covenants and agrees that, from and after the Closing Date, Buyer shall not disclose or use any Seller Confidential Information; provided, however, that (a) Buyer may disclose and use Seller Confidential Information in order to enforce its rights and perform its obligations under this Agreement and (b) Buyer may disclose Seller Confidential Information to (i) its Representatives who legitimately need to know such Seller Confidential Information and who agree to keep such Seller Confidential Information confidential and are made aware of Buyer’s obligations of confidentiality under this Agreement and (ii) the extent requested by a Governmental Authority or required by applicable Law (in which case Buyer shall, to the extent reasonably practicable and legally permissible, provide Seller with advance notice of such disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Seller, shall reasonably cooperate with Seller, at Seller’s sole cost and expense, to limit or prevent such disclosure).  Buyer agrees that it shall be responsible for and shall indemnify Seller for any breach of this Section 6.12 by its Representatives.  For purposes of this Section 6.12, “Seller Confidential Information” means all information on the date of this Agreement belonging to, used by, or which is in the possession of, Seller or its Affiliates relating to Seller’s or its Affiliates’ businesses or assets to the extent such information is not generally available to the public.  Seller Confidential Information does not include any information that becomes publicly available without breach of this Agreement by Buyer or its Representatives.  Buyer acknowledges that all of the Seller Confidential Information is, and after the Closing will continue to be, the exclusive proprietary property of Seller and its Affiliates, whether or not prepared in whole or in part by the Company or the Operating Company and whether or not disclosed to or entrusted to the custody of the Company or the Operating Company.

6.13                        Termination of Intercompany Accounts.  Prior to or at the Closing and except as contemplated by the Transition Service Agreement, Seller shall take all necessary action to cause all Contracts, commitments, or transactions, including all amounts payable or receivable resulting therefrom, between Seller or any of its Affiliates (other than the Company or the Operating Company), on the one hand, and the Company or the Operating Company, on the other hand (collectively, “Intercompany Agreements”), to be satisfied as of the Closing; provided, however, that Seller and its Affiliates (other than the Company and the Operating Company), on the one hand, and the Company and the Operating Company, on the other hand, shall be permitted to enter into Contracts, commitments, or transactions with one another following the Closing.

6.14                        Insurance Policies.

(a)                                 Buyer covenants and agrees that following Closing, Buyer will not amend or modify the R&W Insurance Policy in any manner whatsoever that would adversely affect Seller, including with respect to subrogation.  Buyer covenants and agrees that with respect to any Claim for Indemnification for which coverage may reasonably be available under the R&W Insurance Policy, Buyer shall give prompt notice of that Claim for Indemnification under the R&W Insurance Policy (an “R&W Insurance Coverage Claim”).  Buyer further covenants and agrees that it shall use commercially reasonable efforts to pursue to a favorable conclusion any R&W Insurance Coverage Claim, including complying with all applicable terms and conditions under the R&W Insurance Policy and shall supplement such R&W Insurance Coverage Claim as reasonably warranted.  However, Buyer shall not be required to initiate any Proceeding in connection with any R&W Insurance Coverage Claim.  In the event that Seller reasonably requests that Buyer initiate a Proceeding in connection with an R&W Insurance Coverage Claim, Buyer shall initiate such Proceeding, and Seller will assume the conduct and control, through counsel of its own choice reasonably satisfactory to Buyer and at the sole expense of Seller, the prosecution of such Proceeding.  Seller shall permit Buyer to participate in such prosecution through counsel chosen by Buyer; provided that the fees and expenses of such counsel chosen by Buyer shall be borne solely by Buyer.  Seller covenants and agrees to keep Buyer promptly informed of all material developments with respect to such Proceeding and to not take any action that would be detrimental to otherwise adversely affect Buyer in connection with such Proceeding.  Any settlement or compromise of such Proceeding by Seller shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer covenants and agrees to keep Seller promptly informed of all material developments with respect to any R&W Insurance Coverage Claim.

(b)                                 Seller covenants and agrees that for a period of five (5) years following Closing, Seller will cause to be maintained in full force and effect and will not amend or modify any of the Insurance Policies set forth in Section 5.16 of the Disclosure Schedule with regard to commercial general liability, umbrella, or excess coverage for the Seller, the Company or the Operating Company (“Seller’s GL Stack”), except to renew Seller’s GL Stack annually or to replace Seller’s GL Stack with other insurance policies on equal or better terms, including with respect to coverage grants, per occurrence limits and aggregate limits, but not deductibles or retentions; provided that Seller shall be solely responsible for any deductibles or retentions in connection therewith.  Seller further covenants and agrees to provide Buyer with a complete copy of all such insurance policies, including their Declarations page and all Endorsements, promptly upon their issuance in a manner consistent with the Notice provisions of

Section 10.6.  Seller acknowledges that none of Buyer, the Company or the Operating Company, nor any of their Affiliates, shall have any obligation or liability to pay any of the premiums or deductibles/retentions that may accompany Seller’s obligations under this Section 6.14(b) or Article VIII hereof.

(c)                                  On or prior to the Closing Date, Buyer covenants and agrees to purchase a tail policy with regard to pollution legal liability pertaining to certain of the operations of the Operating Company (the “Tail Policy”).  Seller will reimburse Buyer for Two Thousand Five Hundred Dollars ($2,500) related thereto.

(d)                                 Seller covenants and agrees that with respect to any Claim for Indemnification for which coverage may reasonably be available under Seller’s GL Stack, regardless of whether Seller disputes the Claim for Indemnification, Seller shall give prompt notice of that Claim for Indemnification under Seller’s GL Stack (an “Insurance Coverage Claim”).  Seller further covenants and agrees that it shall use commercially reasonable efforts to pursue to a favorable conclusion any Insurance Coverage Claim, including complying with all applicable terms and conditions under Seller’s GL Stack and shall supplement such Insurance Coverage Claim as reasonably warranted.  However, Seller shall not be required to initiate any Proceeding in connection with any Insurance Coverage Claim.  In the event that Buyer reasonably requests that Seller initiate a Proceeding in connection with an Insurance Coverage Claim, Seller shall initiate such Proceeding, and Buyer will assume the conduct and control, through counsel of its own choice reasonably satisfactory to Seller and at the sole expense of Buyer, the prosecution of such Proceeding.  Buyer shall permit Seller to participate in such prosecution through counsel chosen by Seller; provided that the fees and expenses of such counsel chosen by Seller shall be borne solely by Seller.  Buyer covenants and agrees to keep Seller promptly informed of all material developments with respect to such Proceeding and to not take any action that would be detrimental to otherwise adversely affect Seller in connection with such Proceeding.  Any settlement or compromise of such Proceeding by Buyer shall require the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller covenants and agrees to keep Buyer promptly informed of all material developments with respect to any Insurance Coverage Claim.  Seller further covenants, agrees, intends and acknowledges that Seller’s GL Stack shall be primary and noncontributory with respect to any other insurance that may be available to the Indemnified Party making the Claim for Indemnification, and that other insurance shall be excess and not primary nor shall contribute with respect to Seller’s GL Stack.

(e)                                  The Parties further covenant, agree, intend and acknowledge that no waiver, release, limitation or exclusion of liability in this Agreement or otherwise shall reduce or limit any insurance coverage otherwise available under any insurance policy to which the Buyer Indemnified Parties or the Seller Indemnified Parties have access pursuant to the terms of this Agreement, including Seller’s GL Stack, the R&W Insurance Policy and the Tail Policy.

(f)                                   With respect to any Losses associated with an Insurance Coverage Claim that are indemnified by Seller directly or otherwise indemnified under Seller’s GL Stack or other applicable insurance policy, Seller hereby fully and unconditionally releases, waives and covenants not to assert any claim of any kind against any of Buyer, the Company or the Operating Company, or any of their Affiliates, and Seller intends that there shall not be any rights of subrogation by any of Seller’s insurers with respect thereto against any of those Persons, and any such rights of subrogation are hereby explicitly waived.

(g)                                  Subject to Section 10.1, the Persons entitled to the indemnification in Article VIII and the benefit of performance of the insurance and other related obligations described in this Section 6.14 and Article VIII are intended to be third party beneficiaries of said sections.  This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement in accordance with its terms and shall be binding on all successors and assigns of Buyer, Seller, the Company and the Operating Company.  If Buyer or the Seller, or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person, (ii) transfer all or substantially all of its assets or properties to any Person, or (iii) dissolve, liquidate, or file for bankruptcy, then, and in each case, Buyer or Seller shall cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Buyer, the Seller, the Company or the Operating Company, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the agreements, covenants and obligations set forth in this Section 6.14 and Article VIII.

6.15                        Accounts Receivable.  In the event that Buyer asserts a Claim for Indemnification related to a breach of the representation and warranty of Seller contained in the first sentence of Section 5.22(a) in respect of any accounts receivable shown on the face of the Estimated Balance Sheet not collected within ninety (90) days following the Closing Date (the “Uncollected AR”), then, as a condition precedent to the satisfaction of such Claim for Indemnification, Buyer will cause the Company and/or the Operating Company (as applicable) to assign, transfer, convey, and deliver such Uncollected AR to Seller.  In the event that such Claim for Indemnification is satisfied prior to the assignment, transfer, conveyance, and delivery of such Uncollected AR to Seller, then Buyer will cause the Company and/or the Operating Company (as applicable) to assign, transfer, convey, and deliver such Uncollected AR to Seller promptly following such satisfaction.  Buyer will cause the Company and the Operating Company to take any action and execute any agreement, document, or instrument reasonably necessary to assign, transfer, convey, and deliver such Uncollected AR to Seller.  For the avoidance of doubt, none of the Company, the Operating Company, or Buyer will be entitled to receive any of the funds collected by the Seller on such Uncollected AR.

ARTICLE VII
CLOSING DELIVERIES

7.1                               Closing Deliveries of Seller.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions to Buyer’s reasonable satisfaction:

(a)                                 Seller shall have delivered to Buyer the deliveries set forth in Section 2.6(a);

(b)                                 all approvals, consents, and waivers that are listed in Section 7.1(b) of the Disclosure Schedule shall have been received and copies provided to Buyer;

(c)                                  Seller shall have delivered to Buyer a good standing certificate for each of the Company and the Operating Company from the Secretary of State of the State of Delaware;

(d)                                 Seller shall have delivered to Buyer a certificate of an officer of Seller certifying that the board of directors of Seller authorized the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(e)                                  Seller shall have caused the Company to deliver to Buyer a certificate of an officer of the Company certifying that attached thereto are true, correct, and complete copies of the Organizational Documents of the Company;

(f)                                   Seller shall have caused the Operating Company to deliver to Buyer a certificate of an officer of the Operating Company certifying that attached thereto are true, correct, and complete copies of the Organizational Documents of the Operating Company;

(g)                                  Seller shall have delivered to Buyer the resignations of the directors and officers of the Company and the Operating Company set forth in Section 7.1(g) of the Disclosure Schedule;

(h)                                 [intentionally omitted];

(i)                                     at or promptly following the Closing, the minute books and stock record books of the Company and the Operating Company will be delivered to Buyer or its designee, and, at the Closing, the books and records and Contracts of the Company and the Operating Company will be in the possession of the Company or the Operating Company;

(j)                                    Seller shall have delivered to Buyer the Pay-Off Documents;

(k)                                 Seller shall have delivered to Buyer evidence that all documents listed on Section 7.1(k) of the Disclosure Schedule have been terminated;

(l)                                     Seller shall have delivered to Buyer a counterpart signature page to the Escrow Agreement, duly executed by it;

(m)                             Seller shall have delivered to Buyer a counterpart signature page to a flow of funds memorandum (the “Flow of Funds Memo”), duly executed by it;

(n)                                 [intentionally omitted];

(o)                                 Seller shall have delivered to Buyer a disk containing all of the due diligence Made Available to Buyer on the Intralinks electronic data site;

(p)                                 Seller shall have delivered to Buyer a counterpart signature page to the Transition Services Agreement, duly executed by it;

(q)                                 Seller shall have paid for the R&W Insurance Policy and provided Buyer with evidence of the same;

(r)                                    Seller shall have provided confirmation and documentation to evidence payment of the final settlement amount to Jeffrey Stafford in connection with the settlement related to his injury in April 2016;

(s)                                   Seller shall have reimbursed Buyer Two Thousand Five Hundred Dollars ($2,500) for the Tail Policy;

(t)                                    [intentionally omitted];

(u)                                 Seller shall have caused W. Samuel Willard to enter into an employment agreement with Buyer or its designee; and

(v)                                 Seller shall have provided an assignment to the Operating Company of all assets used exclusively in the Business set forth on Section 7.1(v) of the Disclosure Schedule and all books and records related exclusively to the Business set forth on Section 7.1(v) of the Disclosure Schedule, in each case, that were owned by Seller prior to the date hereof.

7.2                               Closing Deliveries of Buyer.  The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions to Seller’s reasonable satisfaction:

(a)                                 Buyer shall have delivered to the applicable Persons the deliveries set forth in Sections 2.6(b), 2.6(c), and 2.6(d);

(b)                                 Buyer shall have delivered to Seller a Guaranty to GP North LLC in a form reasonably satisfactory to Seller, duly executed by Chart Industries, Inc.;

(c)                                  Buyer shall have delivered to Seller an amendment to the lease of the Operating Company’s Franklin, Indiana facility, duly executed by the Operating Company;

(d)                                 Buyer shall have delivered to Seller a good standing certificate for Buyer from the Secretary of State of the State of Delaware;

(e)                                  Buyer shall have delivered to Seller a certificate of an officer of Buyer certifying that the board of directors or other governing body of Buyer authorized the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(f)                                   Buyer shall have delivered to Seller a counterpart signature page to the Escrow Agreement, duly executed by it and the Escrow Agent;

(g)                                  Buyer shall have delivered to Seller a counterpart signature page to the Flow of Funds Memo, duly executed by it;

(h)                                 Buyer shall have delivered to Seller a counterpart signature page to the Transition Services Agreement, duly executed by it; and

(i)                                     The R&W Insurance Policy shall have been issued to Buyer.

7.3                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.1.

ARTICLE VIII
INDEMNIFICATION

8.1                               Survival of Representations, Warranties, and Covenants.

(a)                                 All of the representations and warranties contained in Articles III, IV, and V shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter; provided that:

(i)                                     (A) the representations and warranties of Seller contained in Sections 3.2 (Authorization of Transaction), 3.4 (Brokers’ Fees), 3.5 (Ownership of Shares), 5.1 (Organization, Qualification, Corporate Power and Authorization), 5.2 (Capitalization), 5.4 (Brokers’ Fees), and 5.6 (Subsidiaries) shall survive the Closing and continue in full force and effect indefinitely, (B) the representations and warranties of Seller contained in Section 5.13 (Taxes) and the last sentence of Section 5.9 (Legal Compliance) shall survive the Closing and continue in full force and effect until the date that is forty-five (45) days following the expiration of the statute of limitations applicable to the subject matter thereof, (C) the representations and warranties of Seller contained in Section 5.12 (Environmental Matters) and Section 5.23 (Warranties; Product and Service Liability) shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter, and (D) Fraud Claims shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (all of the representations and warranties set forth in clauses (A) and (B) are collectively referred to herein as the “Seller’s Fundamental Representations and Warranties”); and

(ii)                                  the representations and warranties of Buyer contained in Sections 4.2 (Authorization of Transaction) and 4.4 (Brokers’ Fees) shall survive the Closing and continue in full force and effect indefinitely.

(b)                                 Except as otherwise specifically provided in this Agreement, all covenants and agreements contained in this Agreement to be performed before or at the Closing shall not survive the Closing and all covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(c)                                  No Claim for Indemnification or other claim may be brought in respect of a breach of any representation, warranty, covenant, or agreement contained in this Agreement after the expiration of the survival period applicable to such representation, warranty, covenant, or agreement as set forth in this Section 8.1; provided that if a Claim for Indemnification or other claim is brought within said survival period it shall continue to survive for any subsequent period until fully and finally resolved.

8.2                               Indemnification by Seller.  From and after the Closing and subject to the limitations set forth in this Article VIII, Seller shall indemnify Buyer and each of its Affiliates (which shall include, following the Closing, the Company and the Operating Company) and each of their respective directors, managers, officers, employees, successors, and assigns (collectively, the “Buyer Indemnitees”) in respect of any and all claims, losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs, and expenses of whatever kind (including reasonable attorneys’ fees and expenses and amounts paid in settlement) (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or resulting from:

(a)                                 a breach of any representation or warranty of Seller contained in Articles III or V (it being understood that for purposes of determining Losses, any materiality qualifications, including the terms “material” and “Material Adverse Effect” shall be disregarded);

(b)                                 a breach of any covenant or agreement of Seller contained in this Agreement;

(c)                                  regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(c) of the Disclosure Schedule;

(d)                                 regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(d) of the Disclosure Schedule;

(e)                                  regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(e) of the Disclosure Schedule;

(f)                                   regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(f) of the Disclosure Schedule;

(g)                                  regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(g) of the Disclosure Schedule;

(h)                                 regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(h) of the Disclosure Schedule;

(i)                                     for a period of ten (10) years following the Closing Date, regardless of any disclosures in the Disclosure Schedules and irrespective of any pre-Closing investigation by Buyer, the matter(s) set forth on Section 8.2(i) of the Disclosure Schedule, subject to the limitations set forth therein; and

(j)                                    for a period of five (5) years following the Closing Date, and regardless of any disclosures in the Disclosure Schedule and irrespective of any pre-Closing investigation by Buyer, any Losses based upon, arising out of or resulting from any Third Party Claim (including any Liability Claim) asserted on or after the Closing Date relating in any way or alleging any relation to any product designed, assembled, manufactured, installed, serviced, distributed, sold, resold, leased, provided or delivered or any services designed, provided or delivered by the Company or the Operating Company at any time on or before the Closing Date; provided, however, that this Section 8.2(j) shall be limited to available and applicable coverage and the related policy limits available under the Seller’s GL Stack and the provisions of Section 8.6(e) and Section 8.6(f) hereof.

8.3                               Indemnification by Buyer.  From and after the Closing and subject to the limitations set forth in this Article VIII, Buyer shall indemnify Seller and its Affiliates and each of their respective directors, managers, officers, employees, successors, and assigns (collectively, the “Seller Indemnitees”) in respect of any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or resulting from:

(a)                                 a breach of any representation or warranty of Buyer contained in Article IV; and

(b)                                 a breach of any covenant or agreement of Buyer contained in this Agreement.

8.4                               Matters Involving Third Party Claims.

(a)                                 If any third party shall notify a Party (the “Indemnified Party”) with respect to a Third Party Claim that may give rise to a Claim for Indemnification against the other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(b)                                 The Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than twenty (20) days after receipt by the Indemnifying Party of the Claim for Indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in connection therewith and the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne solely by the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim.  If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) days after receipt of the Claim for Indemnification that it elects to undertake the defense of the Third Party Claim or fails to defend in good faith such Third-Party Claim, then the Indemnified Party shall have the right to defend, contest, settle, or compromise such Third Party Claim but shall not thereby waive any right to seek indemnity therefor pursuant to this Article VIII.  Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that no such consent shall be required for any such settlement or compromise that (i) is exclusively monetary and will be paid by the Indemnifying Party (rather than the Indemnified Party), (ii) does not contain an admission of liability on the part of any Indemnified Party, and (iii) will not have an adverse impact on Buyer’s ability to operate the Business in the ordinary course of business consistent with past practice.

(c)                                  The Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and Buyer and Seller (or a duly authorized representative of such Party) shall (and Buyer shall cause the Company and the Operating Company to) furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

(d)                                 If any of the Buyer Indemnitees shall notify Seller of a Claim for Indemnification under Section 8.2(j) or any other policy pursuant to which Company, Operating Company or Buyer is entitled to coverage available, Seller shall give prompt notice of that Claim for Indemnification under Seller’s Insurance Policies in accordance with this Agreement, including Section 6.14 and said applicable policy.

8.5                               Matters not Involving Third Party Claims.  An Indemnified Party may make a claim for any matter that does not involve a Third Party Claim in any amount to which it may be entitled under this Article VIII by providing a Claim for Indemnification against the Indemnifying Party promptly after the Indemnified Party has notice of any Losses that may give rise to a Claim for Indemnification.  The Indemnifying Party shall have thirty (30) days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party.  If an objection is delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.

8.6                               Limitations on Indemnification.

(a)                                 Notwithstanding anything to the contrary in this Agreement, the right of Buyer Indemnitees to indemnification in respect of Losses under Section 8.2 shall be subject to the following limitations:

(i)                                     the Buyer Indemnitees will not be entitled to indemnification pursuant to Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $220,000 (the “Deductible Amount”), in which case Buyer Indemnitees shall have the right to seek indemnification for Losses in excess of, but not including, the Deductible Amount; provided, however, that the limitation set forth in this Section 8.6(a)(i) shall not apply to Losses arising out of or resulting from a breach of the Seller’s Fundamental Representations and Warranties or a Fraud Claim; and

(ii)                                  in no event shall Seller’s aggregate liability pursuant to Section 8.2(a) and Section 8.2(j) exceed $1,100,000 (the “Cap”); provided, however, that the limitation set forth in this Section 8.6(a)(ii) shall not apply to Losses arising out of or resulting from a breach of the Seller’s Fundamental Representations and Warranties or a Fraud Claim; and

(iii)                               the Parties acknowledge and agree that no waiver, release, limitation or exclusion of liability in this Agreement or otherwise, including the Cap, survival periods or limitations on types of damages available, does not apply to or limit recovery for any Losses for which there is coverage available under the R&W Insurance Policy, the Tail Policy, the Seller’s GL Stack or any insurance policy maintained by Seller or any of its Affiliates where the Seller, the Company or the Operating Company is a named insured or which otherwise has coverage available for the Seller, Company or the Operating Company, whether directly or indirectly as a result of this Agreement being an “insured contract”.

(b)                                 The Parties acknowledge that the R&W Insurance Policy has been issued to Buyer by Ambridge Partners LLC for coverage of Seller’s indemnification obligations hereunder with respect to Section 8.2(a).  Prior to the Closing Date, Seller has paid one hundred percent (100%) of the total premium of the R&W Insurance Policy.  Subject to Section 8.6(a)(i), any Losses payable for any Claims for Indemnification under Section 8.2(a) shall be satisfied:  (i) first, from the Escrow Amount, but only up to an amount equal to the R&W Insurance Policy Retention Amount less the Deductible Amount; (ii) second, to the extent coverage is available under the R&W Insurance Policy, pursuant to the R&W Insurance Policy, up to the R&W Insurance Policy Coverage Limit; (iii) third, from the Escrow Amount; and (iv) finally, from Seller, subject to the Cap.

(c)                                  Subject to Section 8.6(b) and Section 8.6(f), the amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Buyer Indemnitees or the Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contribution agreements or contractual indemnities of any Person that are contained outside of this Agreement) with respect to such Losses and (ii) any Tax Benefits actually realized by the Buyer Indemnitees or the Seller Indemnitees, as applicable, with respect to such Losses.  If an Indemnified Party receives a Tax Benefit or recovers any amount under insurance policies or from other collateral sources after an indemnification payment is made to him, her, or it pursuant to this Article VIII, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such Tax Benefit or recovered amount; provided that in no event shall the amount of such payment to the Indemnifying Party exceed the amount of such indemnification payment.  For purposes of determining when an Indemnified Party recognizes a Tax Benefit from the utilization of any tax losses recognized as a result of a Loss, all tax losses shall be deemed to be used on a first-in, first-out basis.  The determination of any Losses pursuant to this subsection (c) shall reflect any increase in costs or liabilities associated with any mitigating actions taken under insurance policies.

(d)                                 If any Losses result from any matter that resulted in a reduction in the Final Working Capital as determined pursuant to Section 2.4, then Buyer Indemnitees’ recovery under Section 8.2 in respect of such Losses shall be reduced by the amount of such reduction in the Final Working Capital.

(e)                                  Subject to Section 8.6(b) and Section 8.6(f), the Escrow Amount held by the Escrow Agent pursuant to the Escrow Agreement shall be the first source for satisfaction of all Claims for Indemnification payable by Seller pursuant to Section 8.2.  Notwithstanding the foregoing any release of the Escrow Amount pursuant to the terms of the Escrow Agreement shall not impact Buyer’s right to proceed against Seller directly pursuant to the terms hereof.

(f)                                   The Parties acknowledge that the Escrow Amount is being held by the Escrow Agent, in part, as security that Seller will maintain the Seller’s GL Stack pursuant to the terms of Section 6.14 hereof.  In the event the Seller’s GL Stack is not maintained in any of the five policy years pursuant to the terms of Section 6.14 hereof, the Parties shall cause the Escrow Agent to release to Buyer the lesser of the actual cost for Buyer to purchase its GL stack for said policy period and the remaining Escrow Amount for said year and any following year.  Any Losses payable for any Claims for Indemnification or any other claims under Section 8.2(j) and Section 8.2(a) solely with regard to a breach of Section 5.23 (Warranties; Product and Service Liability) shall be satisfied from any applicable coverage from the

Seller’s GL Stack, and only if the Seller’s GL Stack has not been maintained pursuant to the terms of Section 6.14 hereof, then, from any applicable insurance coverage, and, only if such coverage is unavailable, from the Escrow Amount up to the Cap.

(g)                                  Subject to Section 8.8, the Parties acknowledge that the indemnification obligations of Seller and Buyer set forth in this Article VIII shall apply regardless of the fault or negligence, including that which is active, passive, sole, joint or concurrent, of a Buyer Indemnitee or a Seller Indemnitee; provided, however, that this Section 8.6(g) shall not limit a claim by Seller or Buyer, as applicable, against such Buyer Indemnitee or such Seller Indemnitee, as applicable, with respect to such fault or negligence (other than the Company or the Operating Company with respect to such fault or negligence which occurred on or prior to Closing).

8.7                               Exclusive Remedy; Waiver of Certain Damages.  Except (a) in the case where a Party seeks to obtain specific performance pursuant to Section 6.10, Section 6.12 or Section 10.11, (b) for the Purchase Price adjustment procedures set forth in Section 2.4, and (c) for claims arising out of a Fraud Claim, willful misconduct or criminal activity, from and after the Closing, the rights of the Parties to indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Parties, and each Party fully and unconditionally releases, waives and covenants not to assert any claim for any other remedies with respect to any matter in any way arising from or relating to this Agreement or its subject matter, including the Business and the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be liable for special, punitive, exemplary or consequential damages, whether based on contract, tort (regardless of the fault or negligence whether active, passive, sole, joint or concurrent of the Buyer Indemnitee or Seller Indemnitee), strict liability or otherwise; provided, however, that this sentence shall not limit a Party’s right to recover under this Article VIII for any such Losses to the extent that such Party is required to pay such Losses to a third party in connection with a matter for which such Party is otherwise entitled to indemnification pursuant to this Article VIII or in the case of Fraud.

8.8                               Mitigation.  Subject to the provisions of this Article VIII, Buyer shall (and shall cause the other Buyer Indemnitees to), and Seller shall (and shall cause the other Seller Indemnitees to), use commercially reasonable efforts to mitigate all Losses, including, subject to Section 6.14, using commercially reasonable efforts to pursue to a favorable conclusion recovery under any insurance policies that may be applicable to any Losses; provided that such Indemnified Party shall nevertheless be entitled to bring a Claim for Indemnification under this Article VIII in respect of such Losses.

8.9                               Adjustments to Purchase Price.  All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
MISCELLANEOUS

10.1                        No Third Party Beneficiaries.  Except for the provisions of Section 6.4 and Section 6.14 and except in respect of Article VIII, as it relates to the Buyer Indemnitees and the Seller Indemnitees who are not otherwise parties to this Agreement (provided that only a Party can make a Claim for Indemnification against the other Party), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.2                        Entire Agreement.  This Agreement, together with the Exhibits and Disclosure Schedules, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

10.3                        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer; provided further that, no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer, the Company or the Operating Company.

10.4                        Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on this Agreement, an image of which shall have been transmitted electronically, shall constitute an original signature for all purposes.  The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement for all purposes.

10.5                        Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6                        Notices.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed duly given when (a) delivered personally, (b) sent by facsimile transmission (with confirmation by the transmitting equipment), (c) three (3) Business Days after sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after being sent by a nationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below:

If to Seller, to Seller at:

Global Power Equipment Group Inc.
400 E. Las Colinas Boulevard, Suite No. 400
Irving, Texas 75039
Attn:  Corporate Secretary
Facsimile:  (214) 853-4744

With a copy to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attn:  Stuart Welburn
Facsimile:  (212) 344-6101

If to Buyer, to Buyer at:

Chart Lifecycle, Inc.
8665 New Trails Drive, Suite 100

The Woodlands, TX 77381
Attn: General Counsel
Facsimile:  281.296.4055

With a copy to:

Calfee, Halter & Griswold LLP

1405 East 6th Street
Cleveland, Ohio 44114-1607
Attn:  Jennifer L. Vergilii
Facsimile:  216.241.0816

Either Party may change the address to which communications under this Agreement are to be delivered by giving the other Party notice in the manner set forth in this Section 10.6.

10.7                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyer and Seller.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

10.8                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.9                        Construction.  Any reference to any federal, state, local, or foreign Law or Decree shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” (and variations thereof) shall mean “including, without limitation.”  All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP.  All monetary amounts set forth in this Agreement are in U.S. Dollars.  All words used in this Agreement will be construed to be of such gender or singular or plural as the circumstances require.  All references to “Article” or “Section” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided.  The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular article, section, subsection, clause, or other subdivision of this Agreement, unless the context otherwise requires.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

10.10                 Incorporation of Exhibits and Schedules.  The Exhibits and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

10.11                 Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy.

10.12                 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.13                 Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 Any Proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal and state courts located in the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any Proceeding.  Service of process, summons, notice, or other document by mail to such Party’s address set forth herein shall be effective service of process for any Proceeding brought in any such court.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13(b).

10.14                 Disclosure Schedule.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute, claim, or controversy as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Any item of information, matter, or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Change,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter.  The inclusion of any item or matter in any part of the Disclosure Schedule with respect to a representation and warranty shall also be deemed to be an inclusion for the purposes of any other representation and warranty to which it is readily apparent that such item or matter relates.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

Global Power Equipment Group Inc.

By:	/s/ Tracy D. Pagliara
Name:	Tracy D. Pagliara
Title:	Chief Administrative Officer

BUYER:

Chart Lifecycle, Inc.

By:	/s/ Samuel D. Thigpen
Name:	Samuel D. Thigpen
Title:	President

[Signature Page to Stock Purchase Agreement]